Exhibit A
ASSET PURCHASE AGREEMENT
BY AND AMONG
TIDE ACQUISITION CORPORATION,
as Purchaser,
and
TRINSIC, INC.
TRINSIC COMMUNICATIONS, INC.,
TOUCH 1 COMMUNICATIONS, INC.,
Z-TEL NETWORK SERVICES, INC., and
Z-TEL CONSUMER SERVICES, LLC,
as Sellers
Dated as of March 26, 2007

TABLE OF CONTENTS

Article I.	PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES	1

1.1	Purchase and Sale of Assets	1

1.2	Excluded Assets	3

1.3	Assumption of Liabilities	5

1.4	Excluded Liabilities	5

1.5	Amendments to Disclosure Schedules; Cure Costs	6

Article II.	CONSIDERATION	6

2.1	Consideration	6

2.2	Purchase Price Adjustments	7

2.3	Purchase Price Deposit	7

2.4	Payment of Purchase Price	7

2.5	Interest on Escrowed Funds	7

Article III.	CLOSINGS AND TERMINATION	7

3.1	Closing	7

3.2	Closing Deliveries by the Sellers	7

3.3	Closing Deliveries by the Purchaser	8

3.4	Termination of Agreement	9

3.5	Procedure Upon Termination	10

3.6	Effect of Termination	10

Article IV.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	10

4.1	Corporate Organization and Qualification	11

4.2	Subsidiaries	11

4.3	Authority Relative to This Agreement	11

4.4	Conflicts; Consents of Third Parties	12

4.5	SEC Reports; Financial Statements	12

4.6	Absence of Certain Developments	13

4.7	Litigation	13

4.8	Absence of Undisclosed Liabilities	13

4.9	Taxes	14

4.10	Employment Matters; Employee Benefit Plans; Labor Matters	16

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4.11	Environmental Laws and Regulations	17

4.12	Intellectual Property	18

4.13	Compliance with Laws and Orders	19

4.14	Agreements, Contracts and Commitments; Certain Other Agreements	19

4.15	Regulatory Matters; Licenses	20

4.16	Brokers and Finders	21

4.17	Title to Purchased Assets	21

4.18	Tangible Personal Property	22

4.19	Real Property	22

4.20	Customer Lines	24

4.21	Non-Seller Entities	24

4.22	VoIP Assets	24

Article V.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	24

5.1	Corporate Organization and Qualification	24

5.2	Authority Relative to This Agreement	24

5.3	Consents and Approvals; No Violation	25

5.4	Brokers and Finders	25

5.5	Financial Capability	25

Article VI.	EMPLOYEES	25

6.1	Employees	25

6.2	Employee Benefits	26

Article VII.	BANKRUPTCY COURT MATTERS	26

7.1	Bankruptcy Court Approval	26

7.2	Bankruptcy Court Filings	26

Article VIII.	COVENANTS AND AGREEMENTS	27

8.1	Conduct of Business of the Sellers	27

8.2	Services during the Transition Period	29

8.3	Access to Information	29

8.4	Assignability of Certain Contracts, Etc	30

8.5	Further Agreements	30

8.6	Further Assurances	30

8.7	Preservation of Records	32

8.8	Customer Information	32

8.9	Publicity	33

8.10	Communication with Acquired Customers	33

Article IX.	CONDITIONS TO CLOSING	33

9.1	Conditions Precedent to the Obligations of the Purchaser and the Sellers	33

9.2	Conditions Precedent to the Obligations of the Sellers	33

9.3	Conditions Precedent to the Obligations of the Purchaser	34

9.4	Frustration of Closing Conditions	35

Article X.	ADDITIONAL DEFINITIONS	35

10.1	Certain Definitions	35

Article XI.	TAXES	41

11.1	Transfer Taxes	41

11.2	Prorations	41

11.3	Allocation of Purchase Price and Purchased Assets	41

Article XII.	MISCELLANEOUS	42

12.1	Payment of Expenses	42

12.2	Survival of Representations and Warranties; Survival of Confidentiality	42

12.3	Casualty, Risk of Loss	42

12.4	Entire Agreement; Amendments and Waivers	43

12.5	Counterparts	43

12.6	GOVERNING LAW	43

12.7	JURISDICTION, WAIVER OF JURY TRIAL	43

12.8	Notices	44

12.9	Binding Effect; Assignment	45

12.10	Severability	45

12.11	Injunctive Relief	45

12.12	Non-Recourse	46

12.13	Certain Interpretations	46

EXHIBITS

Exhibit A	Form of Management Services Agreement
SCHEDULES

Schedule 1	Acquired Customers
Schedule 2	Customer Contracts
Schedule 3	Vendor Contracts
Schedule 4	Equipment
Schedule 5	Excluded Contracts
Schedule 6	Transition Contracts
Schedule 7	Consents

SELLERS DISCLOSURE SCHEDULE

Section 4.1	Corporate Organization and Qualification

Section 4.2(a)	Foreign Qualification and Subsidiaries

Section 4.4(a)	Conflicts

Section 4.4(b)	Consents of Third Parties

Section 4.6	Absence of Certain Developments

Section 4.7	Litigation

Section 4.9	Taxes

Section 4.9(d)(viii)	Nonqualified Deferred Compensation Plans

Section 4.10(a)	Employees

Section 4.10(b)	Employment Matters

Section 4.10(c)(i)	Seller Plans

Section 4.10(c)(iii)	Liabilities Related to Seller Plans

Section 4.10(d)	Labor Matters

Section 4.11	Environmental Matters

Section 4.12(a)	Owned Intellectual Property

Section 4.12(b)	Licensed Intellectual Property

Section 4.12(c)	Intellectual Property Infringements

Section 4.12(d)	Intellectual Property Registrations

Section 4.12(e)	Intellectual Property Restrictions

Section 4.12(f)	IT Assets

Section 4.14(a)	Material Contracts

Section 4.14(c)	Notice of Default under Material Contracts

Section 4.14(d)	Assigned Contracts

Section 4.15(a)	State PUCs

Section 4.15(b)	Communications Licenses

Section 4.16	Brokers and Finders

Section 4.18(a)	Personal Property Leases

Section 4.18(b)	Vehicles

Section 4.19(a)	Owned Real Property

Section 4.19(b)	Leased Real Property

Section 4.20	Customer Lines

Section 4.21	Non-Seller Entities

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PURCHASER DISCLOSURE SCHEDULE

Section 5.3	Consents and Approvals; No Violation

INDEX OF DEFINED TERMS

Access Customer Name Abbreviation	35
Accounts Receivable	35
Acquired Customers	2
Actions	13
Affiliate	35
Agreement	1
Asset Acquisition Statement	41
Assigned Contracts	2
Assumed Liabilities	5
Bankruptcy Case	1
Bankruptcy Code	1
Bankruptcy Court	1
Base Purchase Price	6
Business	36
Business Day	36
Carrier Identification Code	36
Cash Equivalents	36
Closing	7
Closing Date	7
COBRA Continuation Coverage	30
Code	8
Communications	1
Communications Licenses	21
CommX Agreement	36
Contract	36
Cure Cost Reduction	7
Cure Costs	36
Customer Contracts	2
Customer Lines	24
DIP Loan Agreement	36
Documents	36
Employee	36
Employee Benefit Plans	40
Encumbrance	36
Environmental Laws	17
Equipment	37
ERISA	17
ERISA Affiliate	40
Escrow Agent	7
Escrow Agreement	7
Escrowed Deposit	7
Exchange Act	37

Excluded Assets	4
Excluded Matter	37
Execution Date	1
FCC	37
FCC Licenses	20
GAAP	13
Governmental Body	37
Hazardous Materials	37
Indebtedness	37
Intellectual Property	38
IRS	38
IT Assets	38
Knowledge of the Sellers	38
Laws	19
Leased Real Property	38
LEC Vendors	6
Liability	38
Licensed Companies	20
Licenses	3
Local Licenses	21
Material Adverse Effect	38
Non-Disclosure Agreement	29
Non-Seller Entities	39
Operating Company Numbers	39
Orders	19
Ordinary Course of Business	39
Owned Intellectual Property	39
Owned Real Property	39
Parent	1
Parent Bylaws	11
Parent Certificate	11
Parent SEC Reports	12
PBGC	17
Pension Plans	40
Permitted Assign	45
Permitted Encumbrances	39
Person	39
Personal Property Leases	22
Purchase Price	7
Purchased Assets	2
Purchaser	1
Purchaser Documents	24
Real Property	39
Regulatory Approvals	39
Excluded Contracts	40
Representatives	29

Revised Statements	42
Sale Motion	40
Sale Order	40
SEC	12
Securities Act	40
Seller Plan	40
Sellers	1
Sellers’ Documents	11
Services	40
State Licenses	20
State PUC	40
Subsidiary	41
Subsidiary Organizational Documents	11
Tax	41
Tax Return	41
Termination Date	9
Touch 1	1
Transfer Taxes	41
Transition Contracts	29
Transition Period	41
Vendor Contracts	2
VoIP	24
WARN Act	16
WARN Obligations	26
Z-Tel Consumer	1
Z-Tel Network	1

ASSET PURCHASE AGREEMENT
     ASSET PURCHASE AGREEMENT (collectively with the Addendum, as defined herein, this “Agreement”), dated as of March ___, 2007 (the “Execution Date”), by and among Trinsic, Inc., a Delaware corporation (the “Parent”), Trinsic Communications, Inc., a Delaware corporation (“Communications”), Touch 1 Communications, Inc., an Alabama corporation (“Touch 1”), Z-Tel Network Services, Inc., a Delaware corporation (“Z-Tel Network”), Z-Tel Consumer Services, LLC, an Alabama limited liability company (“Z-Tel Consumer” and together with Parent, Communications, Touch 1 and Z-Tel Network, each a “Seller” and collectively the “Sellers”), and Tide Acquisition Corporation, a Delaware corporation and/or its Permitted Assigns (as defined in Section 12.9) (the “Purchaser”).
RECITALS
     WHEREAS, the Sellers currently conduct the Business (as defined herein) and the Purchaser desires to purchase the Business;
     WHEREAS, each Seller is a debtor and debtor-in-possession in those certain bankruptcy cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) filed on February 7, 2007 in the United States Bankruptcy Court for the Southern District of Alabama (the “Bankruptcy Court”), Case Nos. 07-10320, 07-10321, 07-10322, 07-10323 and 07-10324 (collectively, the “Bankruptcy Case”);
     WHEREAS, in connection with the Bankruptcy Case and subject to the terms and conditions contained herein and following the entry of a Sale Order (as defined herein) acknowledging the Purchaser as the winning bidder and subject to the terms and conditions thereof, the Sellers shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and acquire from the Sellers, pursuant to Sections 363 and 365 of the Bankruptcy Code, the Purchased Assets, and assume from the Sellers the Assumed Liabilities (as defined herein), all as more specifically provided herein; and
     WHEREAS, the Sellers and Purchaser acknowledge that the Sellers are able to conduct the Business in the Ordinary Course of Business solely because the Bankruptcy Court has entered that certain Interim Order Authorizing Debtors’ Use of Cash Collateral, which enables the Sellers, on an interim basis, to fund their working capital with accounts receivable that have been pledged to Thermo Credit, LLC, and that irreparable harm to the Acquired Customers will result if the Closing is not conducted on an accelerated basis.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the Purchaser and the Sellers hereby agree as follows:
ARTICLE I.
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES
     1.1 Purchase and Sale of Assets. Pursuant to Sections 363 and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth in this Agreement and the Sale

Order, the Purchaser shall purchase, acquire and accept from the Sellers and the Sellers shall sell, transfer, assign, convey and deliver to the Purchaser on the Initial Closing Date and the Final Closing Date, as applicable, each of the Seller’s right, title and interest in, to and under substantially all of the assets of each of the Sellers related to or used by each of the Sellers in connection with the operation of the Business (but excluding the Excluded Assets) including, without limitation, the following (collectively, the “Purchased Assets”):
          (a) substantially all of Sellers’ customer accounts, as set forth on Schedule 1 (the “Acquired Customers”); provided, however, that the final listing of Acquired Customers shall be set forth by the Sellers in an appropriate instrument of conveyance delivered at Closing and shall be materially accurate and complete as of the Closing Date;
          (b) all Accounts Receivable (including (i) all Accounts Receivable relating to any deferred revenue of the Sellers and (ii) all Accounts Receivable that have been turned over to third parties for collection);
          (c) all of the Contracts with Acquired Customers (the “Customer Contracts”), including but not limited to service agreements and purchase orders, the current listing of which is generally set forth on Schedule 2; provided, however, that the final listing of Customer Contracts shall be set forth by the Sellers in an appropriate instrument of conveyance delivered at Closing and shall be materially accurate and complete as of the Closing Date;
          (d) copies of any and all information and records related to the Acquired Customers that are captured in the Sellers’ or the Non-Seller Entities’ operating support systems in electronic format with sufficient detail as reasonably approved by the Purchaser, and all other Documents and materials wherever located that are used in, held for use in or intended to be used in, or that arise out of or relate to, the Business or the Purchased Assets, including materials and Documents relating to Services, marketing, advertising, promotional activities, trade shows, and all files, supplier lists, records, literature and correspondence, but excluding (i) personnel files for Employees of Sellers, (ii) such files as may be required under applicable Law regarding privacy, and (iii) any Documents that are not relevant to the Purchased Assets and that are required for Sellers to realize the benefits of the Excluded Assets;
          (e) all rights under those agreements, contracts, arrangements, unexpired leases of personal property, licenses and purchase orders listed on Schedule 3 (the “Vendor Contracts” and together with the Customer Contracts, the “Assigned Contracts”) required for the operation of the Purchased Assets;
          (f) [Reserved]
          (g) all of the Equipment, office supplies, furniture, fixtures and other tangible personal property of every kind and description that are used or held for use in the Business, including, without limitation, those items listed on Schedule 4;
          (h) the Owned Intellectual Property and the Licensed Intellectual Property, not including any Intellectual Property licensed under any of the Transition Contracts or Excluded Contracts;

          (i) the Sellers’ Operating Company Numbers, Access Customer Name Abbreviations and Carrier Identification Codes;
          (j) the names “Trinsic”, “Z-Tel” and “Touch 1” and any derivation thereof;
          (k) good, clean and marketable title to the Owned Real Property (including all buildings and other improvements thereon and all appurtenances thereto) described on Section 4.19(a) of the Sellers Disclosure Schedule, free and clear of all liens, claims and encumbrances (including Encumbrances) but subject to any applicable Permitted Encumbrances;
          (l) to the extent transfer is permitted under the Bankruptcy Code or other applicable Law, all permits, licenses, certificates, variances, exemptions, orders, approvals, tariffs, rate schedules and similar documents from any Governmental Body (collectively, “Licenses”) necessary for the lawful ownership of the Purchased Assets or other lawful conduct of the Business as currently conducted;
          (m) all rights of the Sellers under non-disclosure or confidentiality, noncompete, or non-solicitation agreements with Employees and agents of the Sellers or with third parties to the extent relating to the Purchased Assets, including, without limitation, the Acquired Customers, but excluding any employment agreements containing any such agreements;
          (n) all rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets (including, for the avoidance of doubt, those arising under, or otherwise relating, to the Assigned Contracts), including rights under vendors’ and manufacturers’ warranties, indemnities and guaranties; provided, however, that nothing in this subsection shall include any claims the Sellers may have arising out of or related to (i) the DIP Loan Agreement or any other agreement with Thermo Credit, LLC or (2) any actions commenced by the Sellers or any party pursuant to Chapter 5 of the Bankruptcy Code;
          (o) any counterclaims, setoffs or defenses that the Sellers may have with respect to any Assumed Liabilities;
          (p) all proceeds from insurance policies contemplated in Section 12.3;
          (q) one hundred percent (100%) of the outstanding shares of the capital stock of Trinsic Communications of Virginia, Inc.; and
          (r) all goodwill and other intangible assets associated with the Purchased Assets.
     1.2 Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey, and each Seller shall retain all right, title and interest to, in and under, the following assets, properties, interests and rights of each Seller (collectively, the “Excluded Assets”):
          (a) all cash and Cash Equivalents, whether on hand, in transit or in banks or other financial institutions, security entitlements, securities accounts, commodity contracts and commodity accounts (provided, however, that all cash or Cash Equivalents received on or after the Closing Date in respect of any Accounts Receivable shall be the property of the Purchaser);
          (b) except as provided in Section 1.1(m), rights and claims under all Contracts that are not Assigned Contracts, including, but not limited to, all agent and distributor agreements, all Transition Contracts, and all employment agreements and severance agreements with any Employees;
          (c) any (i) confidential personnel and medical records pertaining to any Employee; (ii) other books and records that each of the Sellers is required by Law to retain or that such Seller determines are reasonably necessary or advisable to retain including, without limitation, Tax Returns (and related Tax records), financial statements, and corporate or other entity filings; (iii) capital stock, membership interests or other equity interests in the Sellers and their Subsidiaries; and (iv) documents relating to proposals to acquire the Business by Persons other than the Purchaser;
          (d) any claim, right or interest of each of the Sellers in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom for any Tax period (or portion thereof) ending on or before the Closing Date;
          (e) all insurance policies (including director and officer insurance policies) or rights to proceeds thereof relating to the assets, properties, business or operations of the Sellers, other than as contemplated by Section 12.3;
          (f) original copies of the organizational documents, qualifications to conduct business as a foreign corporation or other legal entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock ledgers, stock certificates, by-laws and other documents relating to the organization and existence of each of the Sellers and each of its Subsidiaries as a corporation or other legal entity, as applicable (together with analogous documentation);
          (g) all of the “Transferred Assets” sold or to be sold pursuant to the CommX Agreement as such term is defined therein;
          (h) all of the Sellers’ right, title and interest in and under the Seller Plans, and any associated funding media, assets, reserves, credits and service agreements, and all Documents created, filed or maintained in connection with the Seller Plans;
          (i) all deposits and prepaid expenses of the Sellers attributable to and acquired with the Purchased Assets, including security deposits with third party service providers; and
          (j) the Sellers’ rights under this Agreement.
     1.3 Assumption of Liabilities. Upon the transfer of the Purchased Assets on the Closing Date in accordance with the terms hereof, Purchaser shall assume only the following Liabilities of each of the Sellers (collectively, the “Assumed Liabilities”):

          (a) Liabilities relating to the Purchased Assets arising from and after the Closing Date, including Liabilities relating to the Assigned Contracts, other than any Liabilities described in Section 1.4(k);
          (b) Liabilities relating to amounts required to be paid by the Purchaser hereunder;
          (c) any Cure Costs not paid by the Sellers as of Closing that the Purchaser elects to pay under Section 1.5(c), subject to a corresponding dollar for dollar adjustment to the Base Purchase Price, as provided in Section 2.2; provided, however, that the Base Purchase Price shall not be adjusted to an amount less than zero dollars ($0.00); and
          (d) all carrier costs (including, but not limited to, any carrier cost obligations to the LEC Vendors) arising out of or related to any liability for service periods billed to customers by the Sellers as of or prior to the Closing Date.
     1.4 Excluded Liabilities. The Parties acknowledge that the Assumed Liabilities shall include only those Liabilities set forth in Section 1.3 hereof. The Purchaser shall not assume, and shall not be deemed to have assumed, any Liabilities of the Sellers, and the Sellers shall be solely and exclusively liable for, all such Liabilities, other than the Assumed Liabilities, including, without limitation, those Liabilities set forth below (collectively, the “Excluded Liabilities”):
          (a) all Liabilities of the Sellers arising out of or otherwise relating to the Excluded Assets;
          (b) Liabilities for Taxes attributable to the ownership or operation of the Business, including any and all pass-through Taxes billed by the Sellers, Transfer Taxes and Liabilities for Taxes attributable to the ownership or operation of the Business (including any such Liabilities that arise in connection with the transactions contemplated by this Agreement) in each case on or prior to the Closing Date;
          (c) any and all Liabilities of each Seller arising from its breach of any term, covenant or provision of any Assigned Contract arising on or before the Closing Date (other than in respect of certain Cure Costs, if any, for which the Purchaser may be responsible hereunder and except as covered by Section 1.3(c));
          (d) any and all Liabilities of the Sellers in respect of Contracts that are not Assigned Contracts;
          (e) all Liabilities of each Seller in respect of Indebtedness for money borrowed, whether or not relating to the Business;
          (f) all Liabilities arising from or relating to the employment, or termination of employment by the Sellers, of any Employee, former Employee, independent contractor or contingent worker with respect to the Business;
          (g) all Liabilities arising under or otherwise in respect of any Seller Plan;

          (h) any and all trade and vendor accounts payable, including, without limitation, trade and vendor accounts payable related to the Business and outstanding on or before the Closing Date and related to services provided to the Sellers on or before the Closing Date;
          (i) any and all Cure Costs, other than as provided in Section 1.3(c);
          (j) [intentionally omitted];
          (k) all credit balances in respect of any Acquired Customers in excess of three hundred thousand dollars ($300,000);
          (l) all other Liabilities of the Sellers relating to the Business not expressly assumed by the Purchaser pursuant to Section 1.3 or any of the other provisions of this Agreement; and
          (m) all Liabilities relating to amounts required to be paid by the Sellers hereunder.
     1.5 Amendments to Disclosure Schedules; Cure Costs.
          (a) Until the Bankruptcy Court enters the Sale Order, the Purchaser, in its sole discretion, may amend at any time and from time to time (i) Schedule 2 and Schedule 3, which together set forth the Assigned Contracts, (ii) Schedule 6, which sets forth the Transition Contracts and (iii) Schedule 5 which sets forth a true and correct list of the Excluded Contracts. Until the Final Closing Date, the Purchaser in its sole discretion may elect to assume any of the Transition Contracts.
          (b) The Sellers shall pay and discharge and be responsible for all Cure Costs, including those relating to Verizon Services Corp., AT&T/SBC, BellSouth Telecommunications, Inc. and Qwest Communications, Inc. and their affiliates (the “LEC Vendors”), and the Purchaser shall have no Liability therefor or otherwise in connection therewith.
          (c) Notwithstanding clause (b) of this Section 1.5, in the event that the Sellers fail to pay any Cure Costs as of the Closing, the Purchaser may elect to assume such Cure Costs at the Closing and the Base Purchase Price shall be reduced dollar for dollar in the amount of such Cure Costs; provided, however, that the Base Purchase Price shall not be reduced to an amount less than zero dollars ($0.00).
ARTICLE II.
CONSIDERATION
     2.1 Consideration. The aggregate consideration for the purchase of the Purchased Assets and the assumption of the Assumed Liabilities shall be an amount, in cash, equal to twenty-five million five hundred thousand dollars ($25,500,000) (the “Base Purchase Price”). The Base Purchase Price shall be subject to adjustment and shall be paid in accordance with, and pursuant to, the remaining provisions of this Article II (as adjusted, the “Purchase Price”).

     2.2 Purchase Price Adjustments. At the Closing, the Base Purchase Price shall be reduced on a dollar for dollar basis, by any Cure Costs not paid by the Sellers as of the Closing and assumed by the Purchaser under Section 1.5(c). Such reduction under this Section 2.2 is referred to in this Agreement as the “Cure Cost Reduction”.
     2.3 Purchase Price Deposit. The Purchaser has delivered to SunTrust Bank, as escrow agent (“Escrow Agent”), the amount of two million one hundred thousand dollars ($2,100,000) (the “Escrowed Deposit”), pursuant to that certain Escrow Agreement (the “Escrow Agreement”), dated as of March 8, 2007, by and among the Sellers, the Purchaser and SunTrust Bank to be either (a) returned to the Purchaser, if the condition in Section 7.1 is not satisfied, or (b) released to Sellers as provided in the Escrow Agreement.
     2.4 Payment of Purchase Price. Subject to the terms and conditions of this Agreement, on the Closing Date, the Purchaser shall pay to the Sellers by wire transfer of immediately available funds an amount equal to the Base Purchase Price, as adjusted pursuant to Section 2.2, less the Escrowed Deposit.
     2.5 Interest on Escrowed Funds. The Purchaser shall be entitled to receive, and shall include in its gross income for federal, and to the extent permitted by Law, state and local Tax purposes, any interest or other earnings on all amounts held in escrow by the Escrow Agent pursuant to Section 2.3, and the Purchaser shall be responsible for any Taxes due thereon.
ARTICLE III.
CLOSINGS AND TERMINATION
     3.1 Closing. Subject to the satisfaction of the conditions set forth in Sections 9.1 through 9.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article I hereof (the “Closing”) shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP located at 600 Peachtree Street, N.E., Twenty-Fourth Floor, Atlanta, Georgia 30308 (or at such other place as the parties may designate in writing) on the date that is five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” Unless otherwise agreed by the parties in writing, the Closing shall be deemed effective and all right, title and interest of each of the Sellers in the Purchased Assets to be acquired by the Purchaser hereunder shall be considered to have passed to the Purchaser as of 12:01 a.m. Eastern Time on the Closing Date.
     3.2 Closing Deliveries by the Sellers. At the Closing, the Sellers shall deliver to the Purchaser:
          (a) a copy of the duly executed escrow release letter, in accordance with the terms of Section 2.3 and the Escrow Agreement;

          (b) a duly executed bill of sale with respect to the Purchased Assets, in form and substance reasonably satisfactory to the Purchaser;
          (c) a duly executed assignment and assumption agreement with respect to the Assumed Liabilities, in form and substance reasonably satisfactory to the Purchaser;
          (d) a duly executed and acknowledged bargain and sale warranty deed in recordable form, in form and substance reasonably satisfactory to the Purchaser;
          (e) a true and complete copy of the Sale Order in form and substance satisfactory to the Purchaser; which Sale Order (i) is not subject to a stay and (ii) has not been reversed.
          (f) a duly executed non-foreign person affidavit of each of the Sellers dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code;
          (g) a duly executed title affidavit and gap indemnity in the form reasonably required by the title company issuing Purchaser’s title insurance policy for the Owned Real Property;
          (h) the officer’s certificates required to be delivered pursuant to Sections 9.3(a) and 9.3(b);
          (i) such other transfer, recordation and deed intake forms and other statements, disclosures, documents and certifications customarily required to convey real property in the jurisdiction in which the Owned Real Property is located; and
          (j) at the Initial Closing only, the Sellers shall deliver to the Purchaser the following:
          (A) all the books and records of the Sellers:
          (B) such documentation as may be necessary to change the authorized signatories on any bank accounts or powers of attorney relating (directly or indirectly) to the Purchased Assets or the Business;
          (C) duly executed assignment agreements for the Intellectual Property, each in recordable form to the extent necessary to assign such rights and in form and substance reasonably satisfactory to the Purchaser; and
          (D) the Management Services Agreement duly executed by the Sellers.
          (k) such other documents, instruments and certificates as the Purchaser may reasonably request.

     3.3 Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Sellers:
          (a) a copy of the duly executed escrow release letter, in accordance with the terms of Section 2.3 and the Escrow Agreement;
          (b) evidence of payment of any Cure Costs paid pursuant to Section 1.5(c);
          (c) a duly executed assignment and assumption agreement, in form and substance reasonably satisfactory to the Purchaser; and
          (d) the officer’s certificates required to be delivered pursuant to Sections 9.2(a) and 9.2(b).
     3.4 Termination of Agreement. This Agreement may be terminated as follows:
          (a) by the mutual written consent of the Sellers and the Purchaser;
          (b) by the Purchaser or the Sellers, if:
          (i) the Initial Closing shall not have occurred by the close of business on the date that is five (5) Business Days following the date that the Sale Order is entered by the Bankruptcy Court (as may be extended by the parties in writing, the “Termination Date”); provided, however, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by the Purchaser or Sellers, then the breaching party may not terminate this Agreement pursuant to this Section 3.4(b)(ii);
          (ii) there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence); or
          (iii) the Bankruptcy Court shall enter an order approving a bid from a third-party other than the Purchaser.
          (c) by the Purchaser, if, prior to the Initial Closing:
          (i) any of the conditions to the obligations of the Purchaser set forth in Sections 9.1 and 9.3 shall have become incapable of fulfillment other than as a result of a breach by the Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by the Purchaser;
          (ii) there shall be a material breach by any of the Sellers of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Sections 9.1 or 9.3 and which breach cannot be cured or has not been cured by the earlier of (i) twenty (20) Business

Days after the giving of written notice by the Purchaser to the Sellers of such breach and (ii) the applicable Termination Date; or
          (iii) the Sale Order shall not have been entered by the Bankruptcy Court by 5:00pm Central Time on March 23, 2007.
          (d) by the Sellers, prior to the Initial Closing,
          (i) if any condition to the obligations of the Sellers set forth in Sections 9.2 and 9.3 shall have become incapable of fulfillment other than as a result of a breach by any of the Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by the Sellers; or
          (ii) if there shall be a material breach by the Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Sections 9.2 or 9.3 and which breach cannot be cured or has not been cured by the earlier of (i) twenty (20) Business Days after the giving of written notice by the Sellers to the Purchaser of such breach and (ii) the applicable Termination Date.
     3.5 Procedure Upon Termination. In the event of a termination of this Agreement by the Purchaser or Sellers, or both, pursuant to Section 3.4, written notice thereof shall forthwith be given to the other parties, and this Agreement shall terminate, and the purchase of all of the Purchased Assets shall be abandoned if terminated prior to the Closing. If this Agreement is terminated as provided herein each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.
     3.6 Effect of Termination.
          (a) In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser or the Sellers; provided, however, that the obligations of the parties set forth in Section 2.3 and Article XII hereof shall survive any such termination and shall be enforceable hereunder.
          (b) Nothing in this Section 3.6 shall relieve the Purchaser or the Sellers of any liability for a breach of this Agreement prior to the date of termination; provided, however, that the Purchaser’s liability hereunder for any and all such breaches shall be capped at, and shall not exceed, an amount equal to the Base Purchase Price. The damages recoverable by the non-breaching party shall include all reasonable and documented attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.
          (c) The Non-Disclosure Agreement shall survive any termination of this Agreement and nothing in this Section 3.6 shall relieve the parties of their obligations under the Non-Disclosure Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     The Sellers hereby make the representations and warranties in this Article IV to the Purchaser, except as qualified or supplemented by sections in the Sellers Disclosure Schedule attached hereto. Each such Section of the Sellers Disclosure Schedule is numbered by reference to representations and warranties in a specific Section of this Article IV.
     4.1 Corporate Organization and Qualification. Parent is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification. Each of the other Sellers is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization listed on Section 4.1 of the Sellers Disclosure Schedule and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification. Each of the Sellers has all requisite power and authority to own its properties and to carry on the Business as it is now being conducted, subject to the provisions of the Bankruptcy Code. Parent has previously made available to the Purchaser complete and correct copies of Parent’s Amended and Restated Certificate of Incorporation, as amended and in effect on the Execution Date (the “Parent Certificate”), and Parent’s Amended and Restated Bylaws, as amended and in effect on the Execution Date (the “Parent Bylaws”), and the certificate of incorporation and bylaws (or other comparable organizational documents) of each of the other Sellers in effect on the Execution Date (the “Subsidiary Organizational Documents”).
     4.2 Subsidiaries.
          (a) Section 4.2(a) of the Sellers Disclosure Schedule sets forth a true and complete list of the names, jurisdictions of organization, and jurisdictions of qualification as a foreign entity of each of the Sellers and each of the Sellers’ Subsidiaries. Except as set forth in Section 4.2(a) of the Sellers Disclosure Schedule, all outstanding shares of Capital Stock or other equity interests of each of the Sellers’ Subsidiaries are owned by the Sellers or a direct or indirect wholly-owned Subsidiary of the Sellers free and clear of all Encumbrances, other than Permitted Encumbrances.
          (b) Other than the Subsidiaries, there are no other corporations, associations or other entities in which the Sellers or any of its Subsidiaries own, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. None of the Sellers nor any of their Subsidiaries is a member of (nor is any part of its business conducted through) any partnership or any other entity that is treated as a partnership for United States federal, state or local income tax purposes, nor are any of the Sellers or their Subsidiaries a participant in any joint venture or similar arrangement.
     4.3 Authority Relative to This Agreement. Except for such authorization as is required by the Bankruptcy Court and any Regulatory Approvals (as hereinafter provided for), each Seller has all requisite power, authority and legal capacity to execute and deliver this

Agreement and each Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Sellers in connection with the consummation of the transactions contemplated by this Agreement (the “Sellers’ Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Sellers’ Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Sellers. This Agreement has been, and each of Sellers’ Documents will be at or prior to the Closing duly and validly executed and delivered by each of the Sellers and (assuming the due authorization, execution and delivery by the other parties hereto and thereto, and the entry of the Sale Order) this Agreement constitutes, and each of the Sellers’ Documents when so executed and delivered will constitute, legal, valid and binding obligations of each of the Sellers, enforceable against each Seller in accordance with its respective terms.
     4.4 Conflicts; Consents of Third Parties.
          (a) Except as set forth on Section 4.4(a) of the Sellers Disclosure Schedule, none of the execution and delivery by the Sellers of this Agreement or any Sellers’ Document, the consummation of the transactions contemplated hereby or thereby, or compliance by the Sellers with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the Parent Certificate, Parent Bylaws or the Subsidiary Organizational Documents; (ii) subject to entry of the Sale Order, any Contract or License to which any of the Sellers is a party or by which any of the properties or assets of the Sellers is bound; (iii) subject to entry of the Sale Order, any Order of any Governmental Body applicable to any of the Sellers or any of the properties or assets of the Sellers as of the date hereof; or (iv) subject to entry of the Sale Order, any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a Material Adverse Effect.
          (b) Except as set forth on Section 4.4(b) of the Sellers Disclosure Schedule, no consent, waiver, approval, Order, License or authorization of, or declaration or filing with, or notification to, any Governmental Body or other Person is required on the part of the Sellers in connection with the execution and delivery of this Agreement or the Sellers’ Documents, the compliance by the Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Sellers of any other action contemplated hereby or thereby, except for (i) the entry of the Sale Order and (ii) such other consents, waivers, approvals, Orders, Licenses, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not have a Material Adverse Effect.
     4.5 SEC Reports; Financial Statements.
          (a) Parent has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2004, pursuant to the federal securities Laws and the SEC rules and regulations thereunder (collectively, the “Parent SEC Reports”), all of which, as of their respective dates (or if subsequently amended or superseded by a Parent SEC Report, then as of the date of such subsequent filing), complied in all material respects with all applicable requirements of the Exchange Act and the Securities Act, as the case may be. None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) The consolidated balance sheets and the related consolidated statements of income and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports, as of their respective dates, (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with the books and records of Parent and with generally accepted accounting principles (“GAAP”) applied on a basis consistent with prior periods (except as otherwise noted therein and, subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the lack of footnotes), and (iii) presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments), all in accordance with GAAP.
     4.6 Absence of Certain Developments. Except for actions taken in connection with the Bankruptcy Case, as contemplated or expressly required or permitted by this Agreement, as publicly disclosed in the Parent SEC Reports, or as set forth in Section 4.6 of the Sellers Disclosure Schedule, since September 30, 2006, the Business has been conducted in the Ordinary Course of Business consistent with past practice, and there has not been:
          (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the tangible Purchased Assets, which losses in the aggregate exceed $10,000;
          (b) any event or occurrence affecting the Purchased Assets that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;
          (c) any sale, lease or other disposition of any individual asset of the Sellers with an original purchase price, when acquired by the Sellers, in excess of $10,000, other than in the Ordinary Course of Business consistent with past practice, except for the disposition of obsolete or immaterial assets not necessary for the conduct of the Business by the Sellers;
          (d) any incurrence, assumption or guarantee by the Sellers of any Indebtedness for borrowed money that would be binding upon the Purchaser; or
          (e) any creation or other incurrence of any Encumbrance on any asset of the Sellers that would be binding upon the Purchaser, except any incurrence, assumption or guarantee agreed to in writing in advance by the Purchaser.
     4.7 Litigation. Except as set forth in Section 4.7 of the Sellers Disclosure Schedule, there is no litigation, action, claim, suit, proceeding, investigation, examination, hearing,

arbitration, inquiry or subpoena (collectively, “Actions”), pending or, to the Knowledge of the Sellers, threatened against the Sellers, or any property or asset of the Sellers.
     4.8 Absence of Undisclosed Liabilities. Except for obligations in connection with the transactions contemplated hereby, none of the Sellers has any Indebtedness, obligations or Liabilities of any kind, other than liabilities and obligations (i) reflected on the balance sheet included in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, or (ii) incurred after September 30, 2006 in the Ordinary Course of Business and immaterial in amount.
     4.9 Taxes. Except as set forth on Section 4.9 of the Sellers Disclosure Schedule:
          (a) Tax Returns.
          (i) Each of the Sellers has filed on a timely basis (taking into account any extension of time granted to or obtained on behalf of such Seller) with the appropriate governmental authorities all Tax Returns required to be filed by each of them, and all such Tax Returns are true, correct and complete.
          (ii) Each of the Sellers has paid or caused to be paid all material Taxes required to be paid by any of them, whether or not shown or required to be shown on any Tax Return, other than amounts being contested in good faith for which appropriate reserves have been included on the balance sheet of the appropriate Person.
          (iii) The accruals and reserves for current taxes reflected in the financial statements included in the Parent SEC Reports are adequate in all material respects to cover all Taxes accruable through the respective dates thereof (including interest and penalties, if any, thereon) in accordance with GAAP consistently applied.
          (iv) To the Knowledge of the Sellers, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Sellers. None of the Sellers has received written notice of any actual or threatened Tax audit or proceeding, past or present. No Governmental Body has proposed or assessed in writing against the Sellers any deficiency or claim for additional Taxes, or has notified the Sellers of any adjustment to any Tax Return filed by the Sellers.
          (v) No Governmental Body in a jurisdiction where any of the Sellers does not file Tax Returns (or where such Seller’s Tax Returns are limited to particular Tax types) has asserted in writing that such Seller is required to file Tax Returns, or otherwise is subject to taxation by such jurisdiction, for any Tax type for which such Seller does not file Tax Returns in such jurisdiction.
          (vi) None of the Sellers has in effect any waiver of any statute of limitations in respect of Taxes, and there is no outstanding extension of the time in which any of the Sellers is required to file any Tax Return.

          (vii) None of the Sellers is liable for any taxes attributable to any other Person under any Law, whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise. None of the Sellers is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in Parent’s consolidated financial statements most recently filed by Parent with the SEC. No Person has any right of claim, reimbursement, allocation or sharing against any tax refunds received or due to be received by the Sellers.
          (b) Encumbrances. There are no Tax Encumbrances upon any property or assets of any of the Sellers, except for Encumbrances for current Taxes not yet due and payable.
          (c) Withholding Taxes. Each of the Sellers has properly withheld and timely paid in all material respects all Taxes which any of them was required to withhold and pay in connection with or relating to salaries, compensation and any other amounts paid or owing to its employees, consultants, creditors, stockholders, independent contractors or other third parties. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.
          (d) Other Representations.
          (i) There is no contract, agreement, plan or arrangement to which any of the Sellers, or to which any of the Sellers is bound, including, but not limited to, the provisions of this Agreement, covering any Person that, individually or collectively, has resulted or would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, Code or any similar provision of foreign, state or local Law, or in any payment that will not be deductible under Section 162(m) of the Code.
          (ii) None of the Sellers (A) is a party to or bound by any closing agreement or offer in compromise with any Taxing authority, (B) has been or will be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any similar provision of foreign, state or local Law as a result of the transactions, events or accounting methods employed prior to the Closing, (C) has any excess loss account (as defined in Treasury Regulations Section 1.1502-19), or (D) has any deferred intercompany gains (as defined in Treasury Regulations Section 1.1502-13).
          (iii) None of the assets of any of the Sellers is (A) “tax exempt use property” within the meaning of Section 168(h) of the Code, (B) subject to any lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 or (C) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.
          (iv) None of the Sellers has distributed the stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

          (v) Each of the Sellers has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (vi) Each of the Sellers has disclosed on its federal income tax returns all positions taken therein that (A) constitute a reportable tax shelter transaction or any other tax shelter transaction within the meaning of Section 6011 of the Code or (B) to the Knowledge of the Sellers, could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
          (vii) There are no powers of attorney or other authorizations in effect that grant to any Person the authority to represent any of the Sellers in connection with any Tax matter or proceeding.
          (viii) Each plan, program, arrangement or agreement which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Section 4.9(d)(viii) of the Sellers Disclosure Schedule. Since December 31, 2004, each plan, program, arrangement or agreement there identified has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of Treasury and IRS, with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.
     4.10 Employment Matters; Employee Benefit Plans; Labor Matters.
          (a) Section 4.10(a) of the Sellers Disclosure Schedule sets forth a complete and accurate list, as of December 31, 2006, of (i) each employee of the Sellers and such employee’s current compensation, vacation time, and vesting and benefit accruals under any Seller Plan and (ii) all other Persons who, as of various dates specified in Section 4.10(a) of the Sellers Disclosure Schedule, have performed services for the Sellers. No Person other than those listed in Section 4.10(a) of the Sellers Disclosure Schedule performs services for or on behalf of the Sellers.
          (b) Except as set forth on Section 4.10(b) of the Sellers Disclosure Schedule, the Sellers have not closed any office, plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program since January 1, 2003, nor have the Sellers planned or announced any such action or program for the future. Since January 1, 2003, the Sellers have complied with, and are currently in compliance with, their obligations pursuant to the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and all other notification and bargaining obligations arising under applicable Laws.
          (c) Employee Benefit Plans.
          (i) Section 4.10(c)(i) of the Sellers Disclosure Schedule sets forth all Seller Plans. The Sellers have heretofore delivered to the Purchaser true, correct and complete copies of each Seller Plan (or if such Seller Plan is not written, an accurate description of the material terms thereof), and with respect to each such Seller Plan, as applicable, true, correct and complete copies of any associated trust, custodial, insurance or service agreements, and any written policies or procedures used in the administration of such Seller Plan.
          (ii) Each Seller Plan is and has heretofore been maintained and operated in compliance with its terms and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code, as applicable to such Seller Plan.
          (iii) Except as set forth in Section 4.10(c)(iii) of the Seller Disclosure Schedule, with respect to each Seller Plan: (A) there is no pending or threatened legal action, proceeding or investigation, other than routine claims for benefits, or, to the Knowledge of the Sellers, any fiduciary or service provider thereof and, to the Knowledge of the Sellers, there is no basis for any such legal action, proceeding or investigation; (B) there is no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation (“PBGC”) or any multi-employer plan (as defined in ERISA) that has been incurred by the Sellers, or any ERISA Affiliate thereof (other than insurance premiums satisfied in due course); and (C) if a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that the Sellers are required, under the terms of each such Seller Plan or applicable law, to have paid as contributions to that Seller as of the Closing Date.
          (iv) The Sellers do not maintain, contribute to or have any liability with respect to: (A) any plan or arrangement which provides for welfare benefits subsequent to termination of employment to employees or their beneficiaries except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA; (B) any trust or other entity intended to qualify as a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code; (C) any plan which is a multi-employer plan as defined in Section 4001(a)(3) of ERISA; (D) any plan or arrangement which is subject to Title IV of ERISA or Section 412 of the Code; and (E) any plan or arrangement which is subject to the laws of any jurisdiction other than the United States.
          (d) Labor Matters. Except as set forth in Section 4.10(d) of the Sellers Disclosure Schedule, none of the Sellers is a party to any collective bargaining or other labor union contracts. There is no labor union or organizing activity pending or, to the Knowledge of the Sellers, threatened, with respect to any of the Sellers, or their respective businesses. There is no pending or, to the Knowledge of the Sellers, threatened labor dispute, strike or work stoppage against any of the Sellers which would interfere with the respective business activities of the Sellers. To the Knowledge of the Sellers, no executive, key employee or significant group of employees plans to terminate employment with any of the Sellers during the next twelve (12) months.
     4.11 Environmental Laws and Regulations. Except as set forth in Section 4.11 of the Sellers Disclosure Schedule: (i) each of the Sellers and the Real Property are in compliance in all material respects with all applicable federal, state and local Laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., and any amendments thereto, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and any amendments thereto, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., any other Laws now in effect relating to, or imposing liability or standards of conduct concerning, any Hazardous Materials, and any Laws relating to the protection of human health and occupational safety for employees and others in the workplace (collectively, “Environmental Laws”); (ii) since January 1, 2001, none of the Sellers has received written notice of, or, to the Knowledge of the Sellers, is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging material liability under or noncompliance in any material respect with any Environmental Law or advising it that it is or may be responsible, or potentially responsible, for material response costs with respect to a release or threatened release of any Hazardous Materials; (iii) to the Knowledge of the Sellers, none of the Sellers nor anyone acting on their behalf in the course of so acting, has used, generated, stored, released, manufactured, processed, treated, transported or disposed of any Hazardous Materials on, beneath or about any premises owned or used by any of the Sellers at any time, except for Hazardous Materials that were and are used, generated, stored, released, manufactured, processed, treated, transported and disposed of in the Ordinary Course of Business in material compliance with all applicable Environmental Laws; and (iv) to the Knowledge of the Sellers, none of the Sellers has caused or is aware of any release or threat of release of any Hazardous Materials on, beneath or about any premises owned or used by any of the Sellers at any time, except such releases that are in material compliance with all applicable Environmental Laws.
     4.12 Intellectual Property.
          (a) Section 4.12(a) of the Sellers Disclosure Schedule sets forth a true, complete and correct list of all of the Owned Intellectual Property. Section 4.12(a) of the Sellers Disclosure Schedule sets forth a true, complete and correct list of all software, databases, licenses, registrations, patents and contracts that are included in, comprise or are related to the Owned Intellectual Property. Except as set forth on Section 4.12(a) of the Sellers Disclosure Schedule, each of the Sellers owns the Owned Intellectual Property, free from any Encumbrances other than Permitted Encumbrances and free from any requirement of any present or future royalty payments, license fees, chargers or other payments, or conditions or restrictions whatsoever.
          (b) Section 4.12(b) of the Sellers Disclosure Schedule sets forth a true, complete and correct list of all software, databases, licenses, registrations, patents and contracts that are included in, comprise or are related to the Licensed Intellectual Property. Except as set forth on Section 4.12(a) of the Sellers Disclosure Schedule, each of the Sellers has the right to use pursuant to a license, sublicense, agreement or permission, all the Licensed Intellectual Property, free from any Encumbrances other than Permitted Encumbrances and contractual limitations and free from any requirement of any present or future royalty payments, license fees, chargers or other payments, or conditions or restrictions whatsoever.
          (c) There are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings pending with respect to any Intellectual Property.

To the Knowledge of the Sellers, the use of the Intellectual Property by the Sellers does not infringe any rights of any third party. Except as set forth on Section 4.12(c) of the Sellers Disclosure Schedule, to the Knowledge the Sellers, none of the Intellectual Property is being infringed or otherwise used or available for use, by another Person. As of the Execution Date, to the Knowledge of the Sellers, none of the Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.
          (d) Except as set forth on Section 4.12(d) of the Sellers Disclosure Schedule, to the extent that the Intellectual Property can be protected by registration or filing, the Intellectual Property has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign (but only if any of the Sellers has any foreign customers or conducts any foreign marketing), and each of the Sellers has taken such other actions to ensure full protection of the Intellectual Property under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect.
          (e) Except as set forth in Section 4.12(e) of the Sellers Disclosure Schedule, there are, and at Closing will be, no restrictions or limitations, pursuant to any Orders, decisions, injunctions, judgments, awards or decrees of any Governmental Body, on any of the Sellers’ rights, before the Closing, or the Purchaser’s right, after the Closing, to use the Intellectual Property.
          (f) Except as set forth in Section 4.12(f) of the Sellers Disclosure Schedule, the IT Assets of each of the Sellers operate and perform in accordance with their documentation and functional specifications and otherwise as required by each of the Sellers for the operation of their respective businesses and have not malfunctioned or failed since January 1, 2004. To the Knowledge of the Sellers, no Person has gained unauthorized access to such IT Assets. Each of the Sellers has implemented and maintained since January 1, 2004 reasonable and sufficient backup and disaster recovery technology consistent with industry practices.
     4.13 Compliance with Laws and Orders.
          (a) Each of the Sellers is in compliance in all material respects with all laws, statutes, rules and regulations having the effect of law of the United States or any state, county, city or other political subdivision thereof or of any Governmental Body (“Laws”), and writs, judgments, decrees, injunctions and similar orders of any Governmental Body, in each case, whether preliminary or final (“Orders”), applicable to such Seller or any of its respective material assets and material properties.
          (b) None of the Sellers has received any written notice from any Governmental Body or other Person claiming any material violation of any Law with respect to such Seller, any of its Subsidiaries or any of its businesses.
     4.14 Agreements, Contracts and Commitments; Certain Other Agreements.
          (a) Section 4.14(a) of the Sellers Disclosure Schedule sets forth all of the following Contracts to which each of the Sellers is a party or by which it is bound and that are related to the Purchased Assets or by which the Purchased Assets may be bound or affected (collectively, the “Material Contracts”):
          (i) Contracts with any Affiliate or current or former officer or director of the Sellers (other than Contracts made in the Ordinary Course of Business on terms generally available to similarly situated non-affiliated parties);
          (ii) Contracts for the sale of any of the assets of the Business, other than in the Ordinary Course of Business, for consideration in excess of $10,000;
          (iii) Contracts relating to incurrence of Indebtedness or the making of any loans, in each case involving amounts in excess of $10,000;
          (iv) any wholesale service agreements relating to services provided by or to any of the Sellers and used in connection with the Purchased Assets or otherwise with respect to any Acquired Customers; and
          (v) Contracts used in connection with the Purchased Assets which involve the expenditure of more than $10,000 in the aggregate or require performance by any party more than one year from the date hereof and which Contracts are not terminable by any of the Sellers without penalty on ninety (90) days’ notice or less.
          (b) None of the Sellers is a party to any franchise agreement or similar agreement with any municipality or other local Governmental Body.
          (c) Except as set forth on Section 4.14(c) of the Sellers Disclosure Schedule, none of the Sellers has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by such Seller under any Material Contract, except for defaults that would not have a Material Adverse Effect.
          (d) The Sellers have heretofore delivered or made available to the Purchaser true and complete copies of all Assigned Contracts, or material summaries or terms thereof, including all amendments, modifications, schedules and supplements thereto and all waivers (including descriptions of oral waivers) with respect thereto. Except as set forth in Schedule 4.14(d) and assuming the entry of the Sale Order, as of the Closing Date, each Assigned Contract will be in full force and effect and enforceable in accordance with its terms. Since September 30, 2006, none of the Sellers has received any written notice of any cancellation or termination of, or any written notice of any breach or default that (with the passage of time, notice or both) would give any Person the right to terminate or cancel or result in the cancellation or termination of, any of the Assigned Contracts other than cancellations of Customer Contracts in respect of Services in the Ordinary Course of Business. None of the Assigned Contracts is the subject of, or since September 30, 2006 has been threatened to be made the subject of, any arbitration, suit or other legal proceeding.
     4.15 Regulatory Matters; Licenses.
          (a) Section 4.15(a) of the Sellers Disclosure Schedule sets forth a complete and accurate list of the State PUCs.

          (b) All of the Licenses that are necessary for the operation of the Business and the Purchased Assets as currently conducted are held by Communications, Touch 1, and Trinsic Communications of Virginia, Inc. (collectively, the “Licensed Companies”). Section 4.15(b) of the Sellers Disclosure Schedule sets forth (i) all Licenses issued or granted to each of the Licensed Companies by (A) the FCC (“FCC Licenses”), (B) any State PUC (“State Licenses”) and (C) any local government regulating telecommunications businesses or services or authorizing any of the Licensed Companies to place facilities within the boundary of such local government (“Local Licenses” and, collectively with the FCC Licenses and the State Licenses, the “Communications Licenses”), and (ii) all other material Licenses held by any of the Licensed Companies, together with any pending applications filed by any of the Sellers for (A) Communications Licenses or other material Licenses that would be Licenses if issued or granted, or (B) modification, extension or renewal of any License. The Sellers have delivered to the Purchaser correct and complete copies of all Licenses (including the applications related thereto) and all pending applications listed on Section 4.15(b) of the Sellers Disclosure Schedule.
          (c) Each of the Licensed Companies is in compliance in all material respects with each Communications License. Each of the Licensed Companies is in compliance with (i) its obligations under each of the Licenses and (ii) the rules and regulations of the Governmental Body issuing such Licenses, except for any failures to be in compliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          (d) There is no material proceeding, notice of violation, order of forfeiture or complaint or investigation against any of the Licensed Companies relating to any of the Licenses pending or, to the Knowledge of the Sellers, threatened in writing before the FCC, any State PUC or any other Governmental Body.
          (e) None of the Licensed Companies has received written notice that any event has occurred with respect to any License or application that would permit the revocation, termination, suspension or denial thereof or would result in any impairment of the rights of the holder thereof, and to the Knowledge of the Sellers no such event has occurred.
          (f) None of the Licensed Companies has received written notice of an investigation or review, and to the Knowledge of the Sellers, no investigation or review is pending or threatened in writing by any Governmental Body with regard to any alleged violation by any of the Licensed Companies of any License or any alleged failure by any of the Sellers to have any Licenses.
          (g) The actions of any applicable Governmental Body granting all Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of the Sellers, threatened in writing, any material application, petition, objection or other pleading with the FCC, State PUC or any other Governmental Body that challenges or questions the validity of or any rights of the holder under any License.
          (h) None of the Sellers has any radio licenses.
     4.16 Brokers and Finders. Except as set forth in Section 4.16 of the Sellers Disclosure Schedule, the Sellers have not employed, and to the Knowledge of the Sellers, no other Person has made any arrangement by or on behalf of the Sellers with, any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.
     4.17 Title to Purchased Assets.
          (a) At the time of the transfer of the Purchased Assets to the Purchaser, each of the Sellers shall have valid right, title and interest in such Purchased Assets.
          (b) Each of the Sellers has given or will give due notice as required by the Bankruptcy Code of all motions seeking approval of, or otherwise relating to, the Sale Order, any assumption and assignment of Assigned Contracts, or any other matter relating to this Agreement or the transactions contemplated by this Agreement.
     4.18 Tangible Personal Property.
          (a) Section 4.18(a) of the Sellers Disclosure Schedule sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $10,000 relating to personal property used by any of the Sellers in the Business or to which any Seller is party or by which the properties or assets of any of the Sellers are bound. To the Knowledge of the Sellers, none of the Sellers has received any written notice of any default or event that with notice or lapse of time or both would constitute a default by such Seller under any of the Personal Property Leases.
          (b) Section 4.18(b) of the Sellers Disclosure Schedule sets forth all vehicles owned and used by any of the Sellers in connection with the Business.
     4.19 Real Property.
          (a) Section 4.19(a) of the Sellers Disclosure Schedule contains a complete and correct list of all Owned Real Property setting forth information sufficient to identify specifically such Owned Real Property. Except as set forth on Section 4.19(a) of the Sellers Disclosure Schedule, each of the Sellers has good, marketable and valid fee simple title to the Owned Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. There are no agreements, including, without limitation, any leases, licenses, easements, rights of way, access agreements, or occupancy agreements, service or maintenance agreements, management agreements, or leasing or brokerage agreements, written or oral, where any of the Sellers has granted to any Person the right to access, enter upon, use, occupy, lease, manage, operate, maintain, broker or purchase any portion of the Real Property or Sellers’ interest in the Leased Real Property that, solely in the case of easements, rights of way or access agreements, are not otherwise Permitted Encumbrances or that will not otherwise be terminated on or prior to the Closing Date. To the Knowledge of the Sellers, no condemnation or eminent domain proceedings are pending or threatened in writing with respect to any Owned Real Property or the Leased Real Property. The Owned Real Property, and to the Knowledge of the Sellers, the Leased Real Property, have access to a dedicated, public street, either by reason of such Real Property abutting a dedicated, public street or by way of good and insurable appurtenant easement(s), and such access is adequate for the present use and operation thereof.

          (b) Section 4.19(b) of the Sellers Disclosure Schedule sets forth a complete and correct list of all Leased Real Property specifying information sufficient to identify all such Leased Real Property. The Sellers have delivered to the Purchaser true, correct and complete copies of each of the leases, including all amendments, modifications, supplements and renewals thereof. Each lease grants the Sellers the right to use and occupy the applicable Leased Real Property in accordance with the terms thereof, subject to Permitted Encumbrances. The leases are valid, binding, in full force and effect, and are enforceable against the lessor thereunder and the Sellers have quiet possession of the leasehold estate or other interest created by each such lease. Except as set forth in Section 4.19(b) of the Sellers Disclosure Schedule, there are no existing defaults by any of the Sellers beyond any applicable grace periods under the leases. None of the Sellers has assigned or sublet any interest in any premises demised under the leases.
          (c) The Sellers have not received, and to the Knowledge of Sellers there is not, any written notice or request to Sellers from any insurance company or board of fire underwriters (or organizations exercising functions similar thereto) requesting the performance of any work or alterations in respect to the Owned Real Property or the Leased Real Property. There is no property insurance claim currently pending with respect to the Owned Real Property.
          (d) The Sellers have not received any written notice from any governmental authority that the Owned Real Property is, and to the Knowledge of Sellers the Owned Real Property is not, in violation of any governmental order, regulation, statute or ordinance dealing with the zoning, permits, land use, construction, operation, safety and/or maintenance.
          (e) The Sellers have made no commitments to any governmental or quasi-governmental entity, or to any third party, to dedicate or grant any portion of the Owned Real Property for easements, rights-of-way or similar purposes, or to subject the Owned Real Property to any restrictions or conditions on development, density or otherwise.
          (f) There are no facilities, amenities or structures appurtenant to, or which serve or are used in connection with the use or operation of, the Owned Real Property, which are located on contiguous or nearby properties and that are not otherwise described in recorded easement, right of way or similar documents, and there are no unrecorded easements, rights of way, rights of access, rights of use, licenses or similar agreements burdening the Owned Real Property.
          (g) The Real Property constitutes all the fee, leasehold and other interests in real property (i) held by the Sellers and (ii) necessary for the conduct of, or otherwise material to, the Business as it is currently conducted. To the Knowledge of the Sellers, there are no title defects or other matters of or relating to the title of the Owned Real Property or the Leased Real Property or touching or concerning the Owned Real Property or the Leased Real Property that are not otherwise shown as exceptions in the Sellers’ current title policies for the Owned Real Property or the Leased Real Property provided or made available to the Purchaser.
          (h) As of the Execution Date, and as of Closing, to the Knowledge of the Sellers, the improvements (which term as used in this Agreement includes sewer and water and all parts of the Real Property, including, without limitation, plumbing, heating, air conditioning, electric systems and the roof) are in good working order and repair in all material respects, and have no material structural or other defects.
          (i) None of the Sellers has received any notice of, and to the Knowledge of the Sellers there are no, zoning, use, code (whether housing, building, construction, electrical, plumbing, utility or otherwise) or similar violations affecting the Owned Real Property or the Leased Real Property.
          (j) None of the Sellers has received any written notice of a threatened or pending increase of the assessments affecting the Owned Real Property or the Leased Real Property from any relevant taxing authority.
          (k) The water supply, sewage and waste disposal systems and all of the utility services now servicing the Owned Real Property or the Leased Real Property are, to the Knowledge of the Sellers, sufficient for the operation of the Owned Real Property or the Leased Real Property as currently operated as of the Execution Date.
     4.20 Customer Lines. All business and residential customer lines, shown according to resale and UNE-P, used by the Sellers, and all line equivalents for T-1’s (together, the “Customer Lines”) as of December 31, 2006 are set forth in Section 4.20 of the Sellers Disclosure Schedule.
     4.21 Non-Seller Entities. Except as set forth in Section 4.21 of the Sellers Disclosure Schedule, the Non-Seller Entities have no assets and/or liabilities.
     4.22 VoIP Assets. All of the “Transferred Assets” sold or to be sold under the CommX Agreement, as such term is defined therein, are used solely in connection with the Voice Over Internet Protocol (“VoIP”) business of the Sellers. None of the “Customers”, as such term is defined in the CommX Agreement, use any services except for VoIP services.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser represents and warrants to the Sellers that:
     5.1 Corporate Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification. The Purchaser has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted.
     5.2 Authority Relative to This Agreement. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser

Document have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     5.3 Consents and Approvals; No Violation.
          (a) Except as set forth on Section 5.3 of the Purchaser Disclosure Schedule, none of the execution and delivery by the Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by the Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws of the Purchaser, (ii) any Contract (including but not limited to any Contracts related to financing) or Permit to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound, (iii) any Order of any Governmental Body applicable to the Purchaser or by which any of the properties or assets of the Purchaser are bound, or (iv) any applicable Law.
          (b) No consent, waiver, approval, Order, License or authorization of, or declaration or filing with, or notification to, any Governmental Body or other Person is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by the Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by the Purchaser of any other action contemplated hereby or thereby, or for the Purchaser to operate the Purchased Assets, except for such other consents, waivers, approvals, Orders, Licenses, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not have a material adverse effect on the Purchaser’s ability to perform its obligations hereunder.
     5.4 Brokers and Finders. The Purchaser has not employed, and to the knowledge of the Purchaser, no other Person has made any arrangement by or on behalf of the Purchaser with, any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.
     5.5 Financial Capability. The Purchaser currently has, and will have on the Initial Closing Date, sufficient funds available to it to perform all of its obligations under this Agreement, including, without limitation, to pay the Purchase Price in accordance with the terms of this Agreement and to assume the Assumed Liabilities.

ARTICLE VI.
EMPLOYEES
     6.1 Employees. None of the Employees are being offered employment pursuant to this Agreement. The Sellers agree to continue the employment of certain Employees following the Initial Closing pursuant to the Management Services Agreement. Any offers of employment by the Purchaser to any Employees shall be made prior to the Final Closing. Prior to the Final Closing, the Purchaser will offer employment to at least fifty percent (50%) of the Employees, it being understood that such employment will be “at will” and subject to mutual agreement between each Employee and the Purchaser as to employment terms.
     6.2 Employee Benefits.
          (a) The Sellers shall retain, and the Purchaser shall not assume, any Seller Plans or any other arrangement or agreements (including with respect to any retention or sale bonus arrangements of the Sellers) relating to Employees. All Liabilities relating to or otherwise arising out of, the Seller Plans, and all Liabilities relating to or otherwise arising out of, any Employee’s employment with any Seller or the termination of said employment shall be Excluded Liabilities (subject to Section 1.3), and the Purchaser shall have no obligation or liability with respect to Seller Plans, or any similar arrangements or agreements.
          (b) To the extent that any obligations might arise under the WARN Act, or under any similar provision of any federal, state, regional, foreign or local law, rule or regulation (hereinafter referred to collectively as “WARN Obligations”) as a consequence of the transactions contemplated by this Agreement, the Sellers shall be responsible for any WARN Obligations arising as a result of any employment losses to Employees of the Sellers occurring prior to or following the Closing Date.
ARTICLE VII.
BANKRUPTCY COURT MATTERS
     7.1 Bankruptcy Court Approval. This Agreement is subject to approval by the Bankruptcy Court. If the Sale Order approving this Agreement is not entered prior to 5 p.m. Central Time on Friday, March 23, 2007, this Agreement shall be null and void, and the Escrowed Deposit shall be returned to the Purchaser.
     7.2 Bankruptcy Court Filings.
          (a) As promptly as possible after the Auction Date, the Sellers shall seek entry of the Sale Order. The Purchaser agrees that it will promptly take such actions as are reasonably requested by the Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by the Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by the Purchaser under this Agreement and demonstrating that the Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. The Purchaser shall not, without the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Purchased Assets to the Purchaser hereunder. In the event the entry of the Sale Order shall be appealed, the Sellers and the Purchaser shall use their respective reasonable efforts to defend such appeal.
          (b) The Sale Order shall provide, among other things, that (i) immediately upon satisfaction of all of the conditions set forth in this Agreement the Purchased Assets sold to Purchaser pursuant to this Agreement shall be transferred to Purchaser free and clear of all Encumbrances; (ii) Purchaser has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code; (iii) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions; (iv) the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or the breach hereof as provided herein; (v) the Assigned Contracts are assigned to the Purchaser pursuant to Section 365 of the Bankruptcy Code; (vi) the Assigned Contracts are enforceable against the non-debtor parties in accordance with their terms; (vii) this Agreement and the transactions contemplated hereby may be specifically enforced against and binding upon, and not subject to rejection or avoidance by, the Sellers or any chapter 7 or chapter 11 trustee of Sellers; (viii) the terms and provisions of this Agreement and the Sale Order shall be binding in all respects upon all persons and entities, including, but not limited to, the Sellers and their estates and creditors and all Governmental Bodies; (ix) irreparable harm to the Acquired Customers will occur if the Closing is not conducted on an accelerated basis upon the Regulatory Approval of the FCC; and (x) the ten (10) day periods provided for in the Federal Rules of Bankruptcy Procedure 6004(h) and 6006(d) are waived.
ARTICLE VIII.
COVENANTS AND AGREEMENTS
     8.1 Conduct of Business of the Sellers.
          (a) Prior to the Closing, except (1) for actions taken by the Sellers in furtherance of the Bankruptcy Case (including, without limitation, actions with respect to the termination of certain employees and consultants to the extent permitted under the Management Services Agreement, the establishment of a “key employee retention plan” or employee incentive plan, and the proper liquidation and winding up of the Sellers’ estates), (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement, (4) as relates to Excluded Assets or Excluded Liabilities (including excluded Contracts) or Employees, or (5) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), each of the Sellers shall:
          (i) conduct the Business and operate and maintain the Real Property only in the Ordinary Course of Business; and
          (ii) use its commercially reasonable best efforts to preserve the goodwill with Acquired Customers.

          (b) Prior to the Closing, except (1) for actions taken by the Sellers in furtherance of the Bankruptcy Case (including, without limitation, actions with respect to the termination of certain employees and consultants to the extent permitted under the Management Services Agreement, the establishment of a “key employee retention plan” or employee incentive plan, and the proper liquidation and winding up of the Sellers’ estates), (2) as required by applicable Law, (3) as otherwise expressly contemplated by this Agreement, (4) as relates to Excluded Assets or Excluded Liabilities (including excluded Contracts) or Employees, or (5) with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed), each of the Sellers shall not:
          (i) subject the Business or the Purchased Assets to any Encumbrance, other than those which would not have a Material Adverse Effect;
          (ii) sell, assign, license, transfer, convey, lease or otherwise dispose of any of the Purchased Assets (except for the purpose of disposing of obsolete, immaterial or worthless assets up to an aggregate of $30,000);
          (iii) cancel or compromise any material debt or claim or waive or release any material right of any Seller that constitutes a Purchased Asset or otherwise relates to the Business except in the Ordinary Course of Business;
          (iv) cancel amend, or rescind any Assigned Contract, except in the Ordinary Course of Business (including for the purpose of effecting any changes in applicable Law or implementing regulatory requirements or in response to a breach or default by the other party thereto);
          (v) incur any long-term material expenditure associated with the Purchased Assets other than in the Ordinary Course of Business;
          (vi) (A) take any action that may reasonably be expected to jeopardize the validity of any of the Communications Licenses or result in the revocation, surrender or any adverse modification of, forfeiture of, or fail to renew under regular terms, any of the Communications Licenses, (B) fail to use commercially reasonable efforts to prosecute with due diligence any pending applications with respect to the Communications Licenses, including any renewals thereof, (C) with respect to the Communications Licenses, fail to make all material filings and reports and pay all material fees necessary or reasonably appropriate for the continued operation of the business of the Sellers, as and when such approvals, consents, permits, licenses, filings, or reports or other authorizations are necessary or appropriate or (D) fail to initiate appropriate steps to renew any material Licenses held by the Sellers that are scheduled to terminate prior to or within sixty (60) days after the Closing or to prosecute any pending applications for any material License;
          (vii) make any material change in its accounting practices, procedures or methods or in its cash management practices, including its practices with respect to the maintenance of its working capital balances and write-downs and charge-offs of accounts receivable, collection of accounts receivable, payment of accounts payable and cash management practices generally; or
          (viii) agree to do anything prohibited by this Section 8.1(b).
          (c) Immediately after the Closing Date, the Sellers will, and will cause the Non-Seller Entities, to (i) revoke any filing, that they may have made heretofore with any Governmental Body relating to their use of the names “Trinsic,” “Z-Tel” and “Touch 1” and of any like names or combinations of words or derivations thereof; (ii) at their expense, prepare and file with the appropriate Governmental Body appropriate documents, including, but not limited to, articles of amendment, changing their name so as to effectuate the same and promptly deliver evidence of such name change to the Purchaser; and (iii) cease using the names “Trinsic”, “Z-Tel” and “Touch 1” and any derivations thereof.
     8.2 Services during the Transition Period. During the Transition Period or portion thereof as set forth on Schedule 6, Sellers agree to maintain in the Ordinary Course of Business certain contracts and agreements identified on Schedule 6 (the “Transition Contracts”). The Sellers further agree that the Transition Contracts are not Assigned Contracts unless and until the Purchaser agrees to assume such Transition Contracts in accordance with the terms hereof. The parties further agree to provide certain services following the date of the Initial Closing on the terms and conditions set forth in the Management Services Agreement, attached hereto as Exhibit A.
     8.3 Access to Information.
          (a) Each of the Sellers agrees that, prior to the Closing Date, the Purchaser shall be entitled through its officers, employees, counsel, accountants and other authorized representatives, agents and contractors (“Representatives”) of the Purchaser, to have such access to and make such investigation and examination of the books and records, properties, businesses and operations of the Purchased Assets as the Purchaser’s Representatives may reasonably request, including access to the Real Property for conducting such tests, analyses, investigations and examinations thereof as is customary in connection with purchases of real property similar in nature to the Owned Real Property and as is customary in connection with assignments of leases for leased premises similar in nature to the Leased Real Property. Any such investigations and examinations shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Each of the Sellers shall cause its Representatives to reasonably cooperate with the Purchaser and the Purchaser’s Representatives in connection with such investigations and examinations, and the Purchaser and its Representatives shall reasonably cooperate with such Seller and its Representatives and shall use their reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require any of the Sellers to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which such Seller is bound.
          (b) No information received pursuant to an investigation made under this Section 8.3 shall be deemed to (i) qualify, modify, amend or otherwise affect any representations,

warranties, covenants or other agreements of the Sellers set forth in this Agreement or any certificate or other instrument delivered to the Purchaser in connection with the transactions contemplated hereby, (ii) amend or otherwise supplement the information set forth in the Sellers Disclosure Schedule, (iii) limit or restrict the remedies available to the parties under applicable Law arising out of a breach of this Agreement or otherwise available at law or in equity, or (iv) limit or restrict the ability of either party to invoke or rely on the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement set forth in Article IX hereof.
          (c) The Mutual Non-Disclosure Agreement, dated October 20, 2006 (the “Non-Disclosure Agreement”), by and between Parent and Platinum Equity Advisors, LLC shall apply, in accordance with the terms thereof, to information furnished by the Sellers and the Sellers’ Representatives pursuant to this Section 8.3.
     8.4 Assignability of Certain Contracts, Etc. To the extent that the assignment to the Purchaser of any unexpired Contract, agreement, lease, License or authorization pursuant to this Agreement is not permitted without the consent of another Person and such restriction cannot be effectively overridden or canceled by the Sale Order, or other related order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment of or an undertaking or attempt to assign the same or any right or interest therein if such consent is not given; provided, however, that the parties will use their commercially reasonable efforts, both before and after the Closing, to obtain all such consents; provided, further, that if any such consents are not obtained prior to the Closing Date, the Sellers and the Purchaser will reasonably cooperate with each other in any lawful and feasible arrangement designed to provide the Purchaser (such arrangement to be at the sole cost and expense of the Purchaser) with the benefits and obligations of any such Contract, agreement, License, lease or authorization.
     8.5 Further Agreements.
          (a) Each of the Sellers authorizes and empowers the Purchaser after the Closing Date to receive and to open all mail received by the Purchaser relating to the Purchased Assets, the purchased portion of the Business or the Assumed Liabilities and to deal with the contents of such communications in any proper manner. Each of the Sellers shall (a) promptly deliver to the Purchaser, any mail or other communication received by them after the Closing Date, (b) promptly wire transfer in immediately available funds to the Purchaser, any cash, electronic credit or deposit received by such Seller and (c) promptly forward to the Purchaser, any checks or other instruments of payment that it received, in each case relating to the Purchased Assets, the purchased portion of the Business or the Assumed Liabilities. The Purchaser shall (x) promptly deliver to the Sellers any mail or other communication received by it after the Closing Date, (y) promptly wire transfer in immediately available funds to the Sellers, any cash, electronic credit or deposit received by the Purchaser and (z) promptly forward to the Sellers, any checks or other instruments of payment that it receives, in each case relating to the Excluded Assets or any Excluded Liabilities. From and after the Closing Date, the Sellers shall refer all inquiries with respect to the Business, the Purchased Assets and the Assumed Liabilities to the Purchaser, and the Purchaser shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to the Sellers.

          (b) Each of the Sellers acknowledges that the provision of continued medical coverage pursuant to its group health plans for employees under Part 6, Title I of ERISA and Section 4980B of the Code (“COBRA Continuation Coverage”) is its responsibility under applicable law. Each of the Sellers agrees that it will not terminate its group health plan prior to the expiration of all rights of employees and their dependents as of the Closing Date to any such COBRA Continuation Coverage nor without prior written notice to the Purchaser.
     8.6 Further Assurances.
          (a) Subject to the terms and conditions of this Agreement and applicable Law, the Sellers and the Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, and shall coordinate and cooperate with each other in exchanging information, keeping the other party reasonably informed with respect to the status of the matters contemplated by this Section 8.6 and supplying such reasonable assistance as may be reasonably requested by the other party in connection with the matters contemplated by this Section 8.6. Without limiting the foregoing, following the Execution Date, the parties shall use their commercially reasonable efforts to:
          (i) obtain any required consents, approvals, waivers, Licenses, authorizations, registrations, qualifications or other permissions or actions by, and give all necessary notices to, and make all filings with, and applications and submissions to, any Governmental Body or third party;
          (ii) provide all such information concerning such party as may be necessary or reasonably requested in connection with the foregoing;
          (iii) avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby, including defending through litigation on the merits any claim asserted before any applicable Governmental Body or by any third party;
          (iv) take any and all commercially reasonable steps necessary to avoid or eliminate every impediment under any applicable Law that is asserted by any Governmental Body with respect to the transactions contemplated hereby so as to enable the consummation of such transactions to occur as expeditiously as possible; and
          (v) execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and cooperate and take such further actions, as may be reasonably necessary or appropriate to immediately begin performance of the services contemplated by the Management Services Agreement and to assure fully to the Purchaser and its successors and assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Purchaser under this Agreement and the Sellers’ Documents, and to assure fully to the Sellers and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by the Purchaser under this Agreement and the Sellers’ Documents, and to otherwise make effective the transactions contemplated hereby and thereby, including but not limited to actions related to establishing a lockbox for the Purchaser by the Closing.
Subject to the terms and conditions of this Agreement, the parties shall not take any action or refrain from taking any action the effect of which would be to delay or impede the ability of the Sellers and the Purchaser to consummate the transactions contemplated by this Agreement, unless in such party’s reasonable judgment, taking such action or refraining from taking such action is consistent with achieving the ultimate objective or consummating the transactions contemplated hereby.
          (b) To the extent a Non-Seller Entity owns any of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Purchaser under this Agreement, Sellers shall ensure that such Non-Seller Entity cooperates with the Purchaser and executes, acknowledges and delivers all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and takes such further actions, as may be reasonably necessary or appropriate to assure fully to the Purchaser and its successors and assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to the Purchaser under this Agreement.
          (c) In the event that any of the parties to this Agreement discover a Contract in the period following the Execution Date, and such Contract (a) was unknown as of the Execution Date and (b) is a Contract that the Purchaser wishes to acquire, the Purchaser and Sellers shall execute, acknowledge and deliver such other instruments and take such further actions as shall be necessary for the Purchaser to acquire such Contract.
          (d) Following the Execution Date, the Sellers and the Purchaser shall keep each other reasonably informed as to the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Sellers or the Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.
          (e) The obligations of the Sellers and the Purchaser pursuant to this Section 8.6 shall be subject to any orders entered, or approvals or authorizations granted, by or under the Bankruptcy Court or the Bankruptcy Code (including in connection with the Bankruptcy Case), and each of the Sellers’ obligations as a debtor-in-possession to comply with any order of the Bankruptcy Court (including, without limitation, the Sale Order) and the Sellers’ duty to seek and obtain the highest or otherwise best price for the Business as required by the Bankruptcy Code.
     8.7 Preservation of Records. The Sellers and the Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the Business and the Purchased Assets for a period of seven (7) years from the Closing Date, in the case of the Purchaser, and until the closing of the Sellers’ Bankruptcy Case or the liquidation and winding up of the Sellers’ estates, in the case of the Sellers, and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Actions or tax audits against or governmental investigations of the Sellers or the Purchaser or any of their respective Affiliates or in order to enable the Sellers or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Sellers or the Purchaser wishes to destroy such records before or after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice, or such shorter period as the liquidation and winding up of the Sellers’ estates shall permit.
     8.8 Customer Information. From and after the Closing, each of the Sellers shall, and shall use its commercially reasonable efforts to cause its directors, officers, employees and Affiliates to, (a) keep confidential all information by which an Acquired Customer can be identified, including, but not limited to, such Acquired Customer’s name, address, telephone number, e-mail address, IP address and domain name, and (b) not use such information for its own benefit or for any purpose other than to effect the transactions contemplated hereby or as otherwise required by applicable Law, Action or Order.
     8.9 Publicity. The Sellers or the Purchaser may issue a press release or public announcement concerning this Agreement or the transactions contemplated hereby with the prior written approval of the other parties hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the sole judgment of the Purchaser or the Sellers, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which the Purchaser or the Sellers list securities; provided, however, that the party intending to make such release shall use its commercially reasonable efforts, consistent with such applicable Law or Bankruptcy Court requirement, to consult with the other parties with respect to the text thereof.
     8.10 Communication with Acquired Customers. The Sellers and the Purchaser shall send a joint letter to the Acquired Customers, in form and substance mutually satisfactory to the parties, at a mutually satisfactory time after the Bankruptcy Court’s entry of the Sale Order, which shall include, but not be limited to, advising the Acquired Customers about this Agreement and the pending transfer of the Acquired Customer’s services from the Sellers to the Purchaser.
ARTICLE IX.
CONDITIONS TO CLOSING
     9.1 Conditions Precedent to the Obligations of the Purchaser and the Sellers. The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, on or prior to each of the Initial Closing Date and the Final Closing Date, of each of the following conditions:
          (a) there shall not be in effect any statute, rule, regulation, executive Order enacted, issued, entered or promulgated by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and
          (b) the Bankruptcy Court shall have entered the Sale Order and any stay period applicable to the Sale Order shall have expired or shall have been waived by the Bankruptcy Court.
     9.2 Conditions Precedent to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part to the extent permitted by applicable Law):
          (a) the representations and warranties of the Purchaser contained herein shall be materially true and correct as of the Closing Date (or, if made as of a specific date, at and as of such date), with the same force and effect as though such representations and warranties had been made on and as of the Closing Date or such specific date, except to the extent any such inaccuracy would not reasonably have a material adverse effect on the Purchaser’s ability to perform its obligations hereunder, and the Sellers shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to the foregoing effect;
          (b) the Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date, except for any such failure which would not reasonably have a material adverse effect on the Purchaser’s ability to perform its obligations hereunder, and the Sellers shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to the foregoing effect; and
          (c) the Purchaser shall have delivered, or caused to be delivered, to the Sellers all of the items set forth in Section 3.3.
     9.3 Conditions Precedent to the Obligations of the Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable Law):
          (a) the representations and warranties of the Sellers contained herein shall be materially true and correct as of the Closing Date (or, if made as of a specific date, at and as of such date), with the same force and effect as though such representations and warranties had been made on and as of the Closing Date or such specific date, except to the extent any such inaccuracy would not reasonably have a Material Adverse Effect, and the Purchaser shall have received a certificate signed by an authorized officer of Parent, dated the Closing Date, to the foregoing effect;
          (b) the Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date, except for any such failure which would not reasonably have a Material Adverse Effect, and the Purchaser shall have received a certificate signed by an authorized officer of Parent, dated such Closing Date, to the forgoing effect;
          (c) [Reserved];
          (d) subject to Section 1.5 hereof, all Cure Costs shall have been paid by the Sellers;
          (e) the Sellers shall have delivered, or caused to be delivered, to the Purchaser all of the items set forth in Section 3.2;
          (f) the Purchaser shall have received the Regulatory Approval of the FCC;
          (g) the Purchaser shall have received the consents, approvals and releases from third parties set forth on Schedule 7;
          (h) at the Closing, (i) the Sellers shall have delivered to the Purchaser any and all typical and customary affidavits, certificates or other documents reasonably required by a title company in order to cause it to issue (at Sellers’ cost and expense) an ALTA owner’s and if applicable, lender’s title policy, in amounts reasonably required by the Purchaser, insuring Sellers’ title to the Owned Real Property subject only to the Permitted Encumbrances; (ii) a title company shall be irrevocably committed to issue (at Sellers’ cost and expense) an ALTA owner’s and lender’s (if applicable) title insurance policy with extended coverage insuring the Owned Real Property is owned in fee simple by the Sellers free and clear of all encumbrances, except the Permitted Encumbrances, which policy shall include such standard endorsements as the Purchaser reasonably deems necessary; (iii) the Purchaser shall have received, at Sellers’ expense, surveys and surveyors’ certificates of the Owned Real Property satisfactory to the Purchaser and, at Sellers’ expense, a “phase one” report, in form and substance satisfactory to it, of an environmental engineering firm satisfactory to the Purchaser, as to material compliance of the Owned Real Property with all applicable Environmental Laws;
          (i) no material litigation, proceeding, injunction, order or claim which would prohibit the consummation of the transactions contemplated by this Agreement shall be pending, or to the Knowledge of the Sellers, threatened;
          (j) [intentionally omitted]
          (k) the Sellers and the Purchaser shall have duly executed the Management Services Agreement and the Management Services Agreement shall have become effective upon the Initial Closing.
     9.4 Frustration of Closing Conditions. Neither the Sellers nor the Purchaser may rely on the failure of any condition set forth in Sections 9.1, 9.2 or 9.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE X.
ADDITIONAL DEFINITIONS
     10.1 Certain Definitions. Capitalized terms used herein and defined in the Addendum shall have the meanings provided in the Addendum. As used herein:
          (a) “Access Customer Name Abbreviation” means the code assigned by Telcordia.
          (b) “Accounts Receivable” means any and all accounts receivable, trade accounts, notes and other amounts receivable (including overdue accounts receivable) owed by the Acquired Customers, in each case owing to any of the Sellers, and all claims relating thereto, together with any interest or unpaid financing charges accrued thereon.
          (c) “Addendum” means Addendum No. 1 to this Agreement between the Purchaser and the Sellers dated as of the Execution Date.
          (d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
          (e) “Business” means any and all business activities of any kind that are conducted by the Sellers or the Non-Seller Entities, except for those business activities related to the “Transferred Assets” sold or to be sold pursuant to the CommX Agreement as such term is defined therein.
          (f) “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, NC are authorized or required by law to be closed.
          (g) “Carrier Identification Code” means the numeric code assigned by the North American Numbering Plan Administration.
          (h) “Cash Equivalents” means certificates of deposits, time deposits, bankers’ acceptances, commercial paper and government securities.
          (i) “CommX Agreement” means that certain Agreement for Purchase and Sale of Assets, dated as of October 23, 2006, by and between Communications and CommX Holdings, Inc., a Florida corporation, excluding any amendments thereto.
          (j) “Contract” means any contract, service order, indenture, note, bond, lease, commitment, instrument or other agreement.
          (k) “Cure Costs” means the amounts, if any, necessary to cure all defaults, if any, and to pay all actual pecuniary losses that have resulted from such defaults, under the Assigned Contracts, which amounts shall be identified to Purchaser prior to the Closing.

          (l) “DIP Loan Agreement” means that certain Secured Super-Priority Debtor-in-Possession credit Agreement dated as of February 8, 2007 by and among the Sellers and Thermo Credit, LLC.
          (m) “Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.
          (n) “Employee” means an individual who, as of the applicable date, is employed by any of the Sellers or any of its Subsidiaries in connection with the Business.
          (o) “Encumbrance” means any lien, encumbrance, claim, right, demand, charge, mortgage, option, pledge, security interest or similar interests, title defects, tenancies (and other possessory interests), easements, rights of way, covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions or imperfections of title or restrictions on transfer of any nature whatsoever.
          (p) “Equipment” means all equipment owned by any of the Sellers or any of the Non-Seller Entities and used in connection with the Business, wherever located, including but not limited to the IT Assets, and any attached and associated hardware, software, routers, devices, panels, cables, manuals, cords, connectors, cards, and vendor documents, and including all warranties of the vendor applicable thereto, to the extent such warranties are transferable.
          (q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (r) “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change arising in connection with force majeure events, including earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; or (iii) the effect of any material changes in applicable Laws or accounting rules.
          (s) “FCC” means the Federal Communications Commission.
          (t) “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          (u) “Hazardous Materials” means petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos and asbestos-containing materials, and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic” under or pursuant to or otherwise listed or regulated pursuant to any Environmental Law.
          (v) “Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (x) indebtedness of such Person for money borrowed and (y) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current Liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).
          (w) “Intellectual Property” means, in each case used in or necessary for the conduct of the Business, whether such Intellectual Property is owned by any of the Sellers, a Subsidiary or a third party, the following: (i) trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; (ii) patents, utility, models and industrial design registrations or applications (including without limitation any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (iii) copyrights and copyrightable subject matter (including without limitation any registration and applications for any of the foregoing); (iv) mask works rights and trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know-how, proprietary processes, formulae, algorithms, models, and methodologies; and (v) computer software, computer programs, and databases (whether in source code, object code or other form).
          (x) “IRS” means the Internal Revenue Service.
          (y) “IT Assets” means computers, computer software and databases (including source code, object code and all related documentation), firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation.
          (z) “Knowledge of the Sellers” means the actual knowledge of Horace J. Davis III, Donald C. Davis, Andrew Graham, Paul Kohler and Michael M. Slauson, including any such knowledge that is or would be obtained by such individuals from making all reasonable inquiries of those Persons reporting to such individuals who are reasonably likely to have such knowledge.
          (aa) “Leased Real Property” means all interests in real property leased, subleased, licensed, used or occupied by any of the Sellers.
          (bb) “Liability” means any debt, liability, duty, responsibility, obligation, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, premium or obligation of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed, including all costs and expenses relating thereto.
          (cc) “Licensed Intellectual Property” means any Intellectual Property other than Owned Intellectual Property.
          (dd) “Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of the Sellers (taken as a whole), or (ii) the ability of the Sellers to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement, other than an effect resulting from an Excluded Matter.
          (ee) “Non-Seller Entities” means any Subsidiaries of any of the Sellers, which are not parties to this Agreement, including, but not limited to: (i) direcCONNECT, Inc., an Alabama corporation; (ii) direcTEL, Inc., an Alabama corporation; (iii) Trinsic Communications of Virginia, Inc., a Virginia corporation; (iv) Z-Tel, Inc., a Nevada corporation; (v) Z-Tel Business Networks, Inc., a Delaware corporation; (vi) Z-Tel Holdings, Inc., a Florida corporation; and (vii) Z-Tel Investments, Inc., a Delaware corporation.
          (ff) “Operating Company Numbers” means the company identifiers assigned by the National Exchange Carrier Association, including, without limitation, carrier identification codes and Access Customer Name Abbreviation numbers.
          (gg) “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business consistent with past practice.
          (hh) “Owned Intellectual Property” means all Intellectual Property owned by any of the Sellers.
          (ii) “Owned Real Property” means all real property owned by any of the Sellers.
          (jj) “Permitted Encumbrances” means (i) Encumbrances for utilities and current Taxes not yet due and payable, (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Encumbrances arising or incurred in the Ordinary Course of Business with respect to which the underlying obligations are not yet due and payable, (iii) Encumbrances for taxes being contested in good faith for which appropriate reserves have been included on the balance sheet of the applicable Person, (iv)

easements, restrictive covenants, encroachments and similar encumbrances or impediments against any of the Sellers’ assets or properties which do not individually or in the aggregate materially interfere with the business of any of the Sellers and, in the case of Real Property, which do not individually or in the aggregate materially impair or adversely affect the use, ownership, operation, development or marketability thereof, (v) applicable zoning Laws, building codes, land use restrictions and other similar restrictions imposed by Law, and (vi) minor irregularities and defects of title which do not individually or in the aggregate materially interfere with the business of the Sellers and, in the case of Real Property, which do not individually or in the aggregate materially impair or adversely affect the use, ownership, operation, development or marketability thereof.
          (kk) “Person” means an individual, corporation, partnership, limited liability seller, association, trust, unincorporated organization other entity or group.
          (ll) “Real Property” means the Owned Real Property and the Leased Real Property.
          (mm) “Regulatory Approvals” means any consents, waivers, approvals, Orders, Communications Licenses, or authorizations of, the FCC or the State PUCs required in connection with the execution and delivery of this Agreement, as set forth on Section 4.4(b).
          (nn) “Excluded Contracts” means (i) those contracts, agreements, commitments, understandings and instruments designated by the Purchaser which will not be assumed by the Purchaser under the Assigned Contracts, an initial list of such rejected agreements, to be amended from time to time by the Purchaser pursuant to Section 1.5, being set forth on Schedule 5; and (ii) any other agreement not expressly designated as either an “Assigned Contract” or a “Rejected Contract” by the Purchaser by the end of the Transition Period.
          (oo) “Sale Motion” means the motion or motions of the Sellers, in form and substance reasonably acceptable to the Sellers and Purchaser, seeking approval and entry of the Sale Order.
          (pp) “Sale Order” means an order or orders of the Bankruptcy Court in form and substance reasonably acceptable to Purchaser and the Sellers approving this Agreement and all of the terms and conditions hereof, and approving and authorizing Sellers to consummate the transactions contemplated hereby.
          (qq) “Securities Act” means the Securities Act of 1933, as amended.
          (rr) “Seller Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), and any other employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, death benefit, hospitalization, welfare benefit, group or individual health, dental, medical, life, insurance, survivor benefit, deferred compensation, profit sharing, retirement, retiree medical, supplemental retirement, bonus or other incentive compensation, stock purchase, stock option, stock appreciation rights, restricted stock and phantom stock arrangements or policies) (collectively, the “Employee Benefit Plans”); (ii) all Employee Benefit

Plans which are “pension plans” (as defined in Section 3(2) of ERISA (“Pension Plans”)); and (iii) all material employment, termination, bonus, severance, change in control or other similar contracts or agreements, whether formal or informal, written or oral, in each case to which any of the Sellers or any ERISA Affiliate is a party, with respect to which any of the Sellers or any ERISA Affiliate has any obligation or which are maintained by any of the Sellers or any ERISA Affiliate or to which any of the Sellers or an ERISA Affiliate contributes or is obligated to contribute with respect to current or former directors, officers, consultants and employees of any of the Sellers. “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (C) an affiliated service group (as defined under Section 414(m) of the Code) or (D) any group specified in regulations under Section 414(o) of the Code, any of which includes or included any of the Sellers or any of their Subsidiaries.
          (ss) “Services” means any and all services provided, marketed or sold by the Sellers in connection with the Business.
          (tt) “State PUC” means the agencies or commissions or other regulatory bodies with jurisdiction over the Sellers and its Subsidiaries, including but not limited to any public utility commission, state regulatory agency or municipality as set forth in Section 4.15(a) of the Sellers Disclosure Schedule.
          (uu) “Subsidiary” means, with respect to any party, any Person of which (i) such party or any Subsidiary of such party owns, of record or beneficially, at least 50% of the outstanding equity or voting securities or interests of such Person, or (ii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such Person.
          (vv) “Tax” and “Taxes” mean any and all taxes, charges, fees, levies or other assessments, imposed by any Governmental Body, and include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, Taxes.
          (ww) “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) supplied or required to be supplied to any Governmental Body with respect to Taxes, including amendments thereto.
          (xx) “Transition Period” means the period after the Initial Closing and prior to the Final Closing.
ARTICLE XI.
TAXES
     11.1 Transfer Taxes. The Sellers shall be responsible for any sales, excise, bulk sales, use, stamp, documentary stamp, filing, recording, transfer or similar fees or Taxes or governmental charges (including any interest and penalty thereon) payable in connection with the transactions contemplated by this Agreement (“Transfer Taxes”).

     11.2 Prorations. All real and personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between the Sellers and the Purchase as of 12:01 a.m. Eastern Time on the Closing Date. If any Taxes subject to proration are paid by the Purchaser, on the one hand, or the Sellers, on the other hand, the proportionate amount of such Taxes paid (or in the event of a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund). Any repayment obligation of the Sellers to the Purchaser under this Section 11.2 shall be deemed to be allowed administrative priority claims under Section 503 of the Bankruptcy Code.
     11.3 Allocation of Purchase Price and Purchased Assets. The Purchaser shall allocate the amount of the Purchase Price (including the Assumed Liabilities) paid by it among the Business and the Purchased Assets purchased by it in accordance with Section 1060 of the Code. In accordance with such allocation, the Purchaser shall prepare and deliver to the Sellers within thirty (30) days after the Closing copies of Form 8594 and any required exhibits thereto (an “Asset Acquisition Statement”). The Sellers will have the right to raise reasonable objections to such allocations and to an Asset Acquisition Statement (and any Revised Statements, as defined below) within thirty (30) days after its receipt thereof, in which event the Purchaser and the Sellers will negotiate in good faith to resolve such objections. If the Purchaser and the Sellers cannot mutually resolve the Sellers’ objections within twenty (20) days after the Purchaser’s receipt of such objections, such dispute shall be presented to any independent accountant mutually agreed upon by the Purchaser and the Sellers, for a decision that shall be rendered by such independent accountant within thirty (30) calendar days thereafter and shall be final and binding upon each of the parties absent manifest computational error. The fees, costs and expenses incurred in connection therewith shall be borne solely by the Purchaser if the Sellers’ position is successful and by the Sellers if the Purchaser’s position is successful. The Purchaser shall prepare and deliver to the Sellers from time to time revised copies of the Asset Acquisition Statements (the “Revised Statements”) so as to report any matters on an Asset Acquisition Statement that need updating (including purchase price adjustments, if any) consistent with the agreed upon allocation. The Purchase Price shall be allocated in accordance with the Asset Acquisition Statements or, if applicable, the last Revised Statements, provided by the Purchaser to the Sellers, and all income Tax Returns and reports filed by the Purchaser and the Sellers shall be prepared consistently with such allocations.
ARTICLE XII.
MISCELLANEOUS
     12.1 Payment of Expenses. Except as otherwise provided in this Agreement, the Sellers and the Purchaser shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

     12.2 Survival of Representations and Warranties; Survival of Confidentiality. The parties hereto agree that the representations and warranties contained in this Agreement shall survive the Initial Closing and the Final Closing for a period of three (3) months following the date of the Initial Closing. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing Date, and each party hereto shall be liable to the other after the Closing Date for any breach thereof. The Non-Disclosure Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement in accordance with the terms of such Non-Disclosure Agreement, and the provisions of such Non-Disclosure Agreement shall apply to all information and material delivered by any party hereunder.
     12.3 Casualty, Risk of Loss. If at any time prior to the Closing Date any material portion of the Purchased Assets is damaged or destroyed as a result of fire, other casualty or for any reason whatsoever, or in the event condemnation or eminent domain proceedings (or private purchase in lieu thereof) shall be commenced by any public or quasi-public authority having jurisdiction against all or any material part of the Purchased Assets, the Sellers shall as soon as practicable but in any event within two (2) Business Days thereof give notice thereof to the Purchaser. The Purchaser shall have the right, in its sole and absolute discretion, within ten (10) days of receipt of such notice, (a) if any material portion of the Purchased Assets is so damaged, destroyed or condemned, prior to the Closing, to elect not to proceed with the Closing and terminate this Agreement in which case the Escrowed Deposit and interest thereon shall be returned to the Purchaser within two (2) Business Days of such election and the parties shall have no further obligation or liability to one another, or (b) to proceed to the Closing and consummate the purchase of the Purchased Assets and receive any and all insurance proceeds received by the Sellers on account of any such casualty.
     12.4 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the Non-Disclosure Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement may be amended, supplemented or changed, and any provision hereof may be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any-party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by applicable Law.
     12.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed (by facsimile or PDF signature) in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
     12.6 GOVERNING LAW. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL BANKRUPTCY LAW, TO THE EXTENT APPLICABLE, AND WHERE STATE LAW IS IMPLICATED, THE LAWS OF THE STATE OF ALABAMA SHALL GOVERN, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.
     12.7 JURISDICTION, WAIVER OF JURY TRIAL
          (a) THE BANKRUPTCY COURT WILL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY; PROVIDED, HOWEVER, THAT IF THE BANKRUPTCY COURT IS UNWILLING OR UNABLE TO HEAR ANY SUCH DISPUTE, THE COURTS OF THE STATE OF ALABAMA AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF ALABAMA WILL HAVE SOLE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN OR AMONG THE PARTIES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT CONTEMPLATED HEREBY.
          (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     12.8 Notices. Unless otherwise set forth herein, any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and shall be deemed duly given (i) upon delivery, when delivered personally, (ii) one (1) Business Day after being sent by overnight courier or when sent by facsimile transmission (with a confirming copy sent by overnight courier), and (iii) five (5) Business Days after being sent by registered or certified mail, postage prepaid, as follows:
If to the Sellers:
Trinsic, Inc.
100 Brookwood Road
Atmore, AL 36502
Attn: Horace J. Davis III, CEO
Facsimile No.: (251) 368-1314
With a copy (which shall not constitute effective notice) to:
Levine, Block & Strickland LLP
945 E. Paces Ferry Road

2270 Resurgens Plaza
Atlanta, GA 30326
Attn: Christopher S. Strickland, Esq.
Facsimile No.: (404) 231-4005
And also with a copy (which shall not constitute effective notice) to:
Freeborn & Peters LLP
311 S. Wacker Dr., Suite 3000
Chicago, IL 60606
Attn: Aaron Hammer, Esq.
Facsimile No.: (312) 360-6571
If to the Purchaser:
Tide Acquisition Corporation
c/o Platinum Equity Advisors, LLC
360 North Crescent Drive
South Building
Beverly Hills, CA 90210
Attn: Eva M. Kalawski, Esq.
Facsimile No.: (310) 712-1863
With a copy (which shall not constitute effective notice) to:
Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attn: Robert R. Carlson, Esq.
Facsimile No.: (213) 996-3220
or to such other Persons or addresses as may be designated in writing by the party to receive such notice.
     12.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by the Sellers or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, that the Purchaser may assign its rights and obligations hereunder in whole or in part to one or more wholly-owned subsidiaries of the Purchaser (each, a “Permitted Assign”) (subject to the next succeeding sentence). No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

     12.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     12.11 Injunctive Relief. The parties agree that damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, each of the parties hereto shall be entitled to injunctive relief with respect to any such breach, including without limitation specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 12.11 shall be in addition to any other rights which a party may have at law or in equity pursuant to this Agreement.
     12.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or equityholder of the Sellers or the Purchaser shall have any liability for any obligations or liabilities of the Sellers or the Purchaser under this Agreement or the Sellers’ Documents or the Purchaser Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
     12.13 Certain Interpretations.
          (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
          (i) All references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections, Schedules and Exhibits to this Agreement.
          (ii) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
          (iii) The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
          (iv) The words “include,” includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation.”
          (v) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
          (vi) Any reference in this Agreement to $ shall mean U.S. dollars.
          (vii) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
          (viii) The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
          (b) The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
          (c) To the extent there is a conflict between any provision set forth in this Agreement and any provision set forth in the Addendum, the provisions of the Addendum shall control.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

TRINSIC, INC.
By:
Name:
Title:

TRINSIC COMMUNICATIONS, INC.
By:
Name:
Title:

TOUCH 1 COMMUNICATIONS, INC.
By:
Name:
Title:

Z-TEL NETWORK SERVICES, INC.
By:
Name:
Title:

Z-TEL CONSUMER SERVICES, LLC
By:
Name:
Title:

TIDE ACQUISITION CORPORATION
By:
Name:
Title:

Addendum No. 1 to Asset Purchase Agreement
     This Addendum No. 1 to Asset Purchase Agreement (the “Addendum”) is entered into this 26th day of March, 2007 (the “Execution Date”), by and among Trinsic, Inc., a Delaware corporation (the “Parent”), Trinsic Communications, Inc., a Delaware corporation (“Communications”), Touch 1 Communications, Inc., an Alabama corporation (“Touch 1”), Z-Tel Network Services, Inc., a Delaware corporation (“Z-Tel Network”), Z-Tel Consumer Services, LLC, an Alabama limited liability company (“Z-Tel Consumer” and together with Parent, Communications, Touch 1 and Z-Tel Network, each a “Seller” and collectively the “Sellers”), and Tide Acquisition Corporation, a Delaware corporation and/or its Permitted Assigns (as defined in Section 12.9 of the Agreement, as defined below) (the “Purchaser”). Capitalized terms used in this Addendum but not otherwise defined herein shall have the meanings provided for such terms in the Agreement (as defined below).
RECITALS
     WHEREAS, the Sellers and American Communications Network, Inc., a Michigan corporation (“ACN”), entered into an Asset Purchase Agreement, dated as of March 16, 2007 (the “ACN Agreement”).
     WHEREAS, the effectiveness of the Agreement was conditioned upon and subject to approval by the Bankruptcy Court.
     WHEREAS, the parties proceeded to hold an auction of the Purchased Assets and Assumed Liabilities (the “Auction”), and the Purchaser participated in such Auction.
     WHEREAS, following the Auction, the Bankruptcy Court approved the Purchaser as the purchaser of the Purchased Assets and Assumed Liabilities on the terms set forth in the Agreement, as modified by the terms set forth in this Addendum.
     WHEREAS, in the interests of expediency, the Sellers and the Purchaser agreed to use the ACN Agreement as the model for the agreement between the Sellers and the Purchaser with certain terms and conditions of such agreement modified therein and by this Addendum, and the Sellers and the Purchaser have entered into an Asset Purchase Agreement dated as of the Execution Date (the “Agreement”), and this Addendum is intended to modify the Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the Purchaser and the Sellers hereby agree as follows:
     1. Closings. Notwithstanding anything to the contrary set forth in the Agreement, the Closing of the transactions contemplated by the Agreement shall be accomplished as follows:
          (a) On or prior to the second Business Day following the entry of the Sale Order, the parties shall consummate the following transactions (which collectively shall constitute the “Initial Closing”): (i) Sellers shall sell, and the Purchaser shall purchase, the Initial Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), and the Purchaser shall assume the Initial Liabilities; (ii) the Purchaser shall pay twelve million dollars ($12,000,000), minus the Escrowed Deposit (exclusive of interest accrued thereon), to the Sellers by wire transfer of immediately available funds to a bank account designated by Parent; (iii) the Sellers and the Purchaser shall send the Escrow Agent the joint written instruction to transfer the Escrowed Deposit to Sellers (exclusive of interest accrued thereon, which accrued interest shall be delivered to Purchaser), by wire transfer of immediately available funds to a bank account designated by Parent; and (iv) Sellers and the Purchaser shall enter into an escrow agreement substantially in the form of Exhibit A attached hereto (the “Second Escrow Agreement”), and the Purchaser shall pay, by wire transfer of immediately available funds to the escrow agent set forth therein (the “Second Escrow Agent”), an amount equal to the Base Purchase Price minus $12,000,000 (the “Second Escrow Amount”).
          (b) On the earlier to occur of (i) the 75th day following the date of the Initial Closing or (ii) the second Business Day following the date on which all Required Authorizations from the State PUCs have been obtained by the Purchaser, the parties hereto will consummate the transactions described in this Section 1(b) (the “Final Closing”). At the Final Closing, the parties shall consummate the following transactions: (i) Sellers shall sell, and the Purchaser shall purchase, the Final Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), and the Purchaser shall assume the Final Liabilities; (ii) the Second Escrow Agent shall transfer to Sellers, out of the Second Escrow Amount (exclusive of any interest accrued thereon, which accrued interest shall be delivered to Purchaser), by wire transfer of immediately available funds to a bank account designated by Parent, an amount equal to the Base Purchase Price, minus any Cure Cost Reduction, minus the amount paid to Sellers by Purchaser and the Escrow Agent at the Initial Closing (subject to increase pursuant to Section 2(b) below); and (iii) the Second Escrow Agent shall transfer to the Purchaser any remaining funds held by the Second Escrow Agent pursuant to the Second Escrow Agreement.
          (c) The Purchased Assets shall remain the property of the Sellers through the date immediately prior to the Closing Date upon which such Purchased Assets are sold to Purchaser, and thereafter shall be the property of Purchaser. The Assumed Liabilities shall remain the sole responsibility of the Sellers through the date immediately prior to the Closing Date upon which such Assumed Liabilities are transferred to Purchaser, and thereafter shall be the responsibility of Purchaser.
          (d) The conditions precedent to the obligations of the Purchaser set forth in the Agreement shall apply in their entirety to the Initial Closing. The conditions precedent to the obligations of the Purchaser set forth in the Agreement shall not apply to the Final Closing. The obligations of Purchaser to consummate the transactions to occur at the Final Closing are subject to the fulfillment, on or prior to the Final Closing of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable Law):
(i)	the Purchaser shall have received the Regulatory Approval of the FCC;

(ii)	the Bankruptcy Court shall have entered the Sale Order and such order shall not have been stayed or reversed;

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(iii)	there shall not be in effect any statute, rule, regulation, executive Order enacted, issued, entered or promulgated by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(iv)	the representations and warranties of the Sellers with respect to the Owned Real Property contained in Section 4.19 shall be materially true and correct as of the Final Closing Date (or, if made as of a specific date, at and as of such date), with the same force and effect as though such representations and warranties had been made on and as of the Final Closing Date or such specific date, except to the extent any such inaccuracy would not reasonably have a Material Adverse Effect, and the Purchaser shall have received a certificate signed by an authorized officer of Parent, dated the Closing Date, to the foregoing effect; and

(v)	the condition set forth in Section 9.3(h) of the Agreement shall have been satisfied.
     2. Cure Costs and Preference Claims. Notwithstanding anything to the contrary set forth in the Agreement or this Addendum:
          (a) the maximum amount of Cure Costs (excluding any Cure Costs payable to the LEC Vendors) that the Sellers shall be obligated to pay as a result of any contracts (including Transition Contracts) being assumed by any Seller and/or assigned to Purchaser (as designated by the Purchaser pursuant to the Asset Purchase Agreement) pursuant to the transactions contemplated by the Agreement shall not exceed $723,000; and to the extent such Cure Costs exceed $723,000, Purchaser shall pay such Cure Costs directly to the counterparty to such contract (without any reduction to the Base Purchase Price or any other offset against any rights of or amounts owing to the Sellers) and at the Final Closing shall reimburse the Sellers for any such excess paid by the Sellers.
          (b) At the Final Closing, the amount paid to Sellers shall be increased by the excess of (i) 20% of the Contract Preference Amount over (ii) $110,000. The amount shall be paid to Sellers by an increase in the amount transferred to Sellers by the Second Escrow Agent, or if such funds are not available in the funds held by the Second Escrow Agent, then Purchaser shall pay such excess at the Final Closing.
     3. Defined Terms. As used herein:
          (a) “Contract Preference Amount” means the amounts that the Sellers paid, during the 90-day period immediately prior to the filing of the Bankruptcy Case on February 7, 2007, to parties (excluding the LEC Vendors) to any contracts (including Transition Contracts) being assumed by any Seller and/or assigned to Purchaser pursuant to the transactions contemplated by the Agreement.
          (b) “Final Assets” means all Purchased Assets other than the Initial Assets.

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          (c) “Final Closing Date” means the date on which the Final Closing occurs.
          (d) “Final Liabilities” means all Assumed Liabilities other than the Initial Liabilities.
          (e) “Initial Assets” means those Purchased Assets capable of being sold, assigned, and transferred at the Initial Closing, including all of the Accounts Receivable, but excluding the Owned Real Property.
          (f) “Initial Closing Date” means the date on which the Initial Closing occurs.
          (g) “Initial Liabilities” means those Assumed Liabilities capable of being sold, assigned, transferred and assumed at the Initial Closing.
          (h) “Required Authorizations” means each License that the Purchaser is required to obtain in order to take ownership and to receive the full use and benefit of the Purchased Assets and to fulfill Purchaser’s obligations under the Assumed Liabilities.
     4. Conflicts. To the extent there is a conflict between any provision set forth in this Addendum and any provision set forth in the Agreement, the provisions of this Addendum shall control.

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     IN WITNESS WHEREOF, the parties hereto have caused this Addendum No. 1 to be executed by their respective duly authorized officers as of the date first above written.
TRINSIC, INC.
By:
Name:
Title:
TRINSIC COMMUNICATIONS, INC.
By:
Name:
Title:
TOUCH 1 COMMUNICATIONS, INC.
By:
Name:
Title:
Z-TEL NETWORK SERVICES, INC.
By:
Name:
Title:
Z-TEL CONSUMER SERVICES, LLC
By:
Name:
Title:
TIDE ACQUISITION CORPORATION
By:
Name:
Title: